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                                                                   EXHIBIT 10.13

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 25th day of August, 2003 by and between JOHNSON & JOHNSON HEALTH CARE SYSTEMS INC., a New Jersey corporation ("HCS") located at 425 Hoes Lane, Piscataway, NJ 08855, and HEALTH FITNESS CORPORATION, a Minnesota corporation ("HFC") located at 3600 West 80th Street, Suite 560, Minneapolis, MN 55431.

RECITALS:

A. HCS, through its Health & Fitness Services Division, conducts a business of providing corporate fitness and wellness services and products to Johnson & Johnson affiliated entities and to other companies and entities, including assessment programs, consulting, operations management, wellness programs and data analysis services (the "Business"). For purposes of this Agreement, the term the "Business" does not mean the Integrated Behavioral Solutions business of HCS (the "Behavioral Solutions Business").

B. HFC and HCS have agreed that HFC shall purchase certain assets of the Business pursuant to the terms and conditions of this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Purchase of Assets. Subject to the terms and conditions hereof, HCS agrees to sell, assign and deliver to HFC, and HFC agrees to purchase and accept from HCS, at the Closing, all of its right, title and interest in and to the following assets and properties of HCS (except any such items that are Excluded Assets) (the "Acquired Assets"):

(a) All furniture, equipment, machinery, trade fixtures, leasehold improvements and other tangible personal property ("Equipment") listed on the equipment schedule attached as Schedule 1(a) hereto, and all other Equipment owned by HCS and used at any of the Business' customer sites solely for the purpose of conducting the Business;

(b) (i) All tradenames, trademarks or service mark registrations and applications, common law trademarks ("Trademarks") listed on Schedule 1(b)(i), and all other Trademarks relating exclusively to the Business, including without limitation the "Live for Life" name, subject to
         Section 4(e); (ii) all copyrights in any copyrightable materials listed on Schedule 1(b)(ii) and all other copyrights in any

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         copyrightable materials relating exclusively to the Business
         ("Copyrights"); and (iii) all goodwill associated therewith;

(c) Subject to Section 13(f) below, all promotional materials, product and service manuals, customer lists and customer information, member lists and member information ("Customer Materials") identified on Schedule 1(c) and all other Customer Materials relating exclusively to the Business, whether in written or electronic form, and all goodwill associated therewith; and all books, ledgers and other business records to the extent relating to the Business (HCS having the right to retain copies) whether in written or electronic form;

(d) All know-how, trade secrets, business models and business systems, and computer programs and telephone numbers, and all documentary evidence thereof ("Technology") identified on Schedule 1(d), including without limitation, the INSIGHT health risk assessment software and online version thereof, including without limitation all such health risk assessment software and material in a non-English language, and such other health risk assessment software and online applications and all books and records relating thereto, as are listed on Schedule 1(d) hereto, and all other Technology relating exclusively to the Business;

(e) All governmental licenses and permits ("Governmental Licenses") relating exclusively to the Business, subject to Section 3;

(f) Subject to Section 3, the following contracts of the Business (the "Contracts"), but only insofar as HFC shall have assumed all obligations arising from and after the Closing Date with respect to same;

                  (i) All contracts identified in Schedule 1(f)(i) hereto and all other contracts relating exclusively to the Business pursuant to which HCS provides goods or services to customers of the Business other than Affiliates of HCS (the "Customer Contracts");

                  (ii) All contracts identified in Schedule 1(f)(ii) hereto and all other contracts for the purchase by HCS of goods or services relating exclusively to the Business, but only insofar as HFC has not, prior to the Closing, determined that HFC will not assume the obligations thereunder, which determination shall be in HFC's sole discretion and shall be communicated to HCS in writing at or prior to the Closing;

                  (iii) All agreements pursuant to which any person or entity has agreed not to compete with the Business or solicit any of its employees, but only to the extent relating to the Business ("Noncompete Contracts");

                  (iv) All real estate leases identified in Schedule 1(f)(iv) and all other real estate leases to which HCS is a party with respect to the premises of any of the Business' customer sites (other than sites of

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                           HCS's Affiliates) which HCS uses solely for the
                           purpose of conducting the Business; and

                  (v) Except as identified on Schedule 1(f)(v), all personal property leases to which HCS is a party to the extent relating to equipment, furniture and other tangible personal property located on the premises of any of the Business' customer sites (other than sites of HCS's Affiliates) solely for the purpose of conducting the Business.

(g) All other assets and properties of HCS of every kind and description relating exclusively to the Business as presently conducted by HCS, wherever located, whether real, personal or mixed, tangible or intangible.

2. Behavioral Solutions Assets. At the Closing, HCS will grant HFC, pursuant to a license agreement in the form attached hereto as Exhibit 2 (the "Behavioral Solutions License Agreement"), a worldwide, irrevocable, paid-up, royalty-free, non-exclusive license to use certain materials, know-how and methodologies of HCS covered by such license agreement and relating to weight management programs that HCS currently markets under the name "Pathways to Change" through the Behavioral Solutions Business (such materials, know-how and methodologies are hereinafter referred to as the "Behavioral Solutions Assets"); provided that such license shall be subject to the terms and conditions of such Behavioral Solutions License Agreement; and provided further that in no event shall HFC have any rights to the name "Pathways to Change" or related logos or marks, if any; and provided, further, that HFC shall have no right pursuant to such license to use any of the Behavioral Solutions Assets in connection with any clinical trials or marketing of any pharmaceutical or surgical products.

3.       Assignment of Governmental Licenses and Contracts and Rights.

(a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to assign or transfer any Governmental License or any Contract if an attempted assignment or transfer, without the consent of the relevant governmental entity with respect to such Governmental License or the other party to such Contract, would constitute a breach thereof or in any material way adversely affect the rights thereunder of HFC (if the assignment were effective) or of HCS (if the assignment were not effective), unless and until written consent to such assignment or transfer is received from such governmental entity or contracting party, as applicable. Such Governmental Licenses and such Contracts (other than Customer Contracts) that are not assigned or transferred to HFC pursuant to this Section 3(a) are referred to as the "Non-Consenting License/Contracts." In addition, and without limiting the generality of the foregoing, HCS shall have no obligation to assign to HFC any real property lease that HCS has entered into in connection with a Customer Contract unless and until such Customer Contract is assigned to HFC hereunder.

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(b)      Beginning promptly, the parties shall cooperate in the process of obtaining, in writing, customer consents required for the assignment of the Customer Contracts (the "Required Customer Consents"). For the purpose of obtaining such customer consents, the parties agree to adhere to the following process (the "Assignment Process"):

                  (i) The parties agree that Jerry Noyce, the President and CEO of HFC, and Patricia Flynn, Vice President of HCS's Health & Fitness Services division, or their respective designees (provided that any such designee is reasonably acceptable to the non-designating party) (the "Assignment Representatives"), shall be the respective representatives of each party responsible for initiating discussions with the customers party to the Customer Contracts and for soliciting the Required Customer Consents. Such discussions and solicitations may be conducted in person or by phone, as determined by the Assignment Representatives. Except as provided otherwise in the Communication Plan (as defined below), all such discussions and solicitations shall be conducted jointly by both Assignment Representatives, unless previously agreed in writing by the party whose Assignment Representative will not participate in such discussion or solicitation.

                  (ii) The parties have mutually developed and agreed upon a customer communication plan, which is attached hereto as Exhibit 3(b)(ii) (the "Communication Plan"). The Communication Plan is designed to be used by the Assignment Representatives during customer meetings and in other correspondence with customers in order to achieve the following objectives:

                           A. To inform each customer of the general background of the transaction between the parties and the general reasons for their deciding to enter into such transaction;

                           B.       to present the general terms of the
                                    transaction to each customer (but not any financial or specific terms without the written consent of both parties);

                           C. to discuss the process of transferring ownership of the Business and the conduct of the Business after the Closing Date;

                           D. to present each customer with a letter substantially in the form attached hereto as
                                    Exhibit 3(b)(ii)(D) permitting the
                                    assignment of such customer's Customer
                                    Contract to HFC (the "Consent Letter");

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                           E.       to outline "next steps" for each customer
                                    and identify an appropriate contact person assigned to assist such customer during the Assignment Process; and

                           F. to address any concerns any customer may raise in connection with any of the foregoing.

                  (iii) As soon as practicable after the date hereof, the Assignment Representatives shall begin conducting meetings with the Business' customers. The parties shall cause their respective Assignment Representatives to pursue the objectives listed above during such customer meetings. The parties shall cause their respective Assignment Representatives to adhere in all material respects to the Communication Plan during customer meetings.

(c) Neither HFC nor HCS shall at any time, including during visits and calls to customers and prospective customers of the Business, act (or permit any of its respective Assignment Representatives, agents, employees, affiliates, officers or directors to act) in any manner to disparage the businesses or products of the other party or any Affiliates of such other party.

(d) Notwithstanding anything herein to the contrary, no Customer Contract for which a Required Customer Consent is not obtained (each a "Non-Consenting Customer Contract") will be assigned to HFC at the Closing. At the Closing, with respect to each Non-Consenting Customer Contract, HCS will either (i) enter into a subcontract with HFC containing the terms set forth in paragraph 3(f) below (a "Subcontract") or provide another arrangement reasonably acceptable to HFC for HFC to manage the sites included in such Non-Consenting Customer Contract (each site so managed, whether pursuant to a Subcontract or otherwise, an "HFC Managed Customer Site") or (ii) terminate such Non-Consenting Customer Contract (each Customer Contract so terminated, a "Terminated Contract") as soon as possible in accordance with its terms by delivering a termination notice to the relevant customer in the form of Exhibit 3(d)(ii); provided that this paragraph 3(d) shall not apply to any Non-Consenting Customer Contract that cannot be terminated by HCS without cause and with respect to which the parties have not, as of the Closing, agreed upon terms on which the related customer site would be an HFC Managed Customer Site despite their good faith efforts to reach such agreement.

(e) HFC shall have no rights, obligations or liabilities under any Terminated Contract, but shall have the right immediately to solicit a new contract from the customer party to such Terminated Contract.

(f) HFC will be responsible for all of HCS's obligations under the related Non-Consenting Customer Contract that applies to each HFC Managed Customer Site. HCS will continue to record and collect the revenues under the Non-Consenting Customer Contract that accrue after the Closing Date (the "Non-Assigned

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         Revenues") with respect to each HFC Managed Customer Site. In consideration of HFC's covenants and other obligations undertaken in connection with each HFC Managed Customer Site, HCS agrees to pay HFC an amount equal to the Non-Assigned Revenues associated with such HFC Managed Customer Site promptly upon receipt thereof. HCS's efforts to collect the Non-Assigned Revenues with respect to each HFC Managed Customer Site shall be at a level equal to or greater than its efforts to collect receivables of the Business prior to the Closing; provided that, subject to the foregoing, HFC shall bear all credit risk with respect to receivables accruing after the Closing with respect to the services performed by HFC at each HFC Managed Customer Site. HCS will, upon request by HFC at any time after the Closing Date and prior to receipt of the consent of the customer party thereto to assign a Non-Consenting Customer Contract covering an HFC Managed Customer Site to HFC, terminate as soon as possible after such request, in accordance with the terms thereof, such Non-Consenting Customer Contract. Except as described in the immediately preceding sentence and except as agreed in writing by HFC, HCS shall take no action after the Closing to amend, terminate or waive any of HCS's rights under any Non-Consenting Customer Contract relating to an HFC Managed Customer Site. Notwithstanding the foregoing, (i) HCS shall have the right, in its sole and absolute discretion, to terminate, in accordance with its terms, each Non-Consenting Customer Contract relating to an HFC Managed Customer Site, (A) if the customer objects to the fact that HFC is managing such site, or (B) if the Required Customer Consent for such contract has not been received as of the three-month anniversary of the Closing Date, with the termination in the case of this sub-clause (B) to be effective no earlier than the end of the sixth calendar month following the month in which the Closing occurs (provided that HCS shall provide to HFC, and HFC may reasonably object to, the form of any termination notice related to a termination under this clause (i)), and
         (ii) in no event shall HCS be required to extend or renew any Customer Contract upon its expiration or otherwise. HCS shall have no further obligation to HFC with respect to any terminated or expired contract following the effective date of such termination or expiration, or on account of such termination or expiration, except that in the case of Customer Contracts with respect to each HFC Managed Customer Site, HCS shall continue to turn over all Non-Assigned Revenues received by HCS with respect thereto as provided herein.

(g) With respect to any Non-Consenting License/Contract or any claim, right or benefit arising thereunder or resulting therefrom (each an "Interest" and collectively the "Interests"), HCS shall, during the remaining term of such Interest, use commercially reasonable efforts to cooperate with HFC in any reasonable and lawful arrangements designed to provide the benefits of such Interest to HFC, so long as HFC cooperates with HCS in such arrangements and advances to HCS, or reimburses HCS for, any and all payments that HCS has notified HFC at least 3 business days in advance of the due date thereof will be required from HCS after the Closing Date by the terms of the document governing such Interest (as the same shall be in effect on the Closing
         Date).

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(h)      At any time after the Closing, if the relevant governmental entity or third party to any Non-Consenting License/Contract or any Non-Consenting Customer Contract (each a "Non-Consenting Right") consents in writing to the assignment to HFC of such Non-Consenting Right, (x) the assignment of such Non-Consenting Right shall become effective immediately as of the date of such consent, and HFC shall thereafter be entitled to all of the rights, and assume all of the obligations and liabilities, thereunder and (y) such Non-Consenting Right shall, for all purposes hereunder (except, with respect to Terminated Contracts but subject to Section 7(a), in the calculation or post-Closing recalculation of the Purchase Price), be treated as an Acquired Asset and an Assumed Liability from and after such effective date.

(i) The parties agree that their respective obligations to obtain the Required Customer Consents shall be solely as set forth expressly in
         Section 3(b), and that, notwithstanding any other provision of this
         Section 3, neither HCS nor HFC shall be required to pay any consideration to any person or entity in order to obtain any consent to assign, subcontract or transfer any Contract or Governmental License.

(j) For each Non-Consenting Customer Contract that has not been terminated as of the Closing Date, HFC shall, for the remaining term of such Customer Contract, grant HCS a license to any and all Acquired Assets to the extent the same are needed by HCS to continue to perform its obligations under such Customer Contract.

4. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, HFC shall not purchase, acquire or obtain under this Agreement or the transactions contemplated hereby any right, title or interest in or to, and HCS shall not and does not agree to sell, assign or deliver to HFC, any of the following assets or properties ("Excluded Assets"):

(a) Any bank accounts, or any cash or cash equivalents, including marketable securities, on hand or on deposit at any bank as of the Closing Date;

(b) Any furniture, equipment, machinery, trade fixtures, office supplies, leasehold improvements or other fixed assets owned, held or used by HCS at its New Jersey headquarters located at 425 Hoes Lane, Piscataway, NJ 08855, and any other tangible personal property identified on Schedule 4(b);

(c) Any accounts receivable as of the Closing Date ("Accounts Receivable"), including without limitation the accounts set forth on Schedule 8(i)(i) hereto; provided, however, that Schedule 8(i)(ii) sets forth a true and complete list of all pre-payments that HCS has received with respect to any services to be provided or products to be sold by the Business after the Closing Date, the amount of which pre-payments shall be a reduction in the Purchase Price pursuant to Section 7(a);

(d) Any insurance policies of HCS; provided that any insurance claims or proceeds under any HCS insurance policy, or other insuring agreement, to the extent

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         relating to loss of or damage to any Acquired Assets occurring after the date hereof and before the Closing, shall themselves be Acquired Assets;

(e) Any and all trade names, trademarks, service marks, copyrights, trade dress, logos, domain names and any similar proprietary rights (i) containing or resembling the name "Pathways to Change" or, except as provided in Section 1(b), the names and logos of Johnson & Johnson or any of its Affiliates or (ii) except as provided in Section 1(b), held by HCS or any of its Affiliates;

(f) Any assets or properties related to, or developed for or used to conduct the Behavioral Solutions business of HCS; provided that HFC shall have a right to use certain of such assets, to the extent such assets are currently used to conduct the Business, pursuant to the terms of the Behavioral Solutions License Agreement and subject to the conditions and limitations set forth therein;

(g) All inventory sold or otherwise disposed of in the ordinary course consistent with past practice from the date hereof until the Closing Date;

(h) All of HCS's (and its Affiliates') right, title and interest in their respective Employee Benefit Plans and the related assets;

(i)      Any deferred tax asset of the Business;

(j) All claims, credits, causes of action and rights under insurance policies that result from or arise out of events, facts or circumstances occurring or existing on or prior to the Closing, except as provided in Section 4(d);

(k) All books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby, or related to any employee that is not a Hired Employee, and all minute books, tax records, shareholder records and other similar corporate records (including historical financial records) of HCS and its Affiliates;

(l) All consideration to be received by HCS hereunder and all other rights of HCS hereunder; and

(m)      The other assets identified in Schedule 4(m) hereto.

5.       Assumption of Liabilities.

(a) At the Closing, HFC shall assume and agree to pay, perform and discharge when due (i) all obligations arising from and after the Closing Date under any and all Contracts listed on Schedules 1(f)(i), 1(f)(ii) and 1(f)(iv) that are assigned to HFC by HCS ("Assumed Contracts"); provided however, that other than as described in Section 3, HFC shall not, until assigned to HFC, assume or agree to pay, perform or discharge when due any obligation arising under any Contracts that are not assigned to HFC at the Closing, (ii) all trade payables outstanding as of the Closing Date to the extent relating to goods or services to be provided to HFC

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         after the Closing Date in connection with the Acquired Assets, the amount of which trade payables shall not exceed in the aggregate $10,000, and (iii) all liabilities arising out of the marketing, sale or delivery of any product, program or service by HFC or its Affiliates after the Closing Date (whether or not such product, program or service was, or was derived from, any of the Acquired Assets), including, without limitation, warranty obligations and other product liabilities with respect to products, programs and services sold by HFC or its Affiliates after the Closing Date.

(b) HFC hereby acknowledges and agrees that HFC, not HCS, shall have sole responsibility for any and all debts, liabilities and obligations arising after the Closing out of the employment relationship between HFC and any employees or consultants formerly employed or retained by HCS, specifically excluding any debts, liabilities or obligations arising out of the termination of such person's employment relationship with HCS, but specifically including any debts, liabilities and obligations arising out of any allegation that HFC discriminated against any person in deciding not to offer employment to such person.

(c) The debts, liabilities and obligations described in the foregoing clauses (a) and (b) are hereinafter referred to as "Assumed Liabilities".

6. Excluded Liabilities. HFC does not assume any liabilities, obligations or undertakings of HCS of any kind or nature whatsoever, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due, whether arising out of employment, consulting, management or other business relationships or other business operations prior to the Closing Date, or arising out of sale of any of the Acquired Assets under this Agreement, or otherwise, other than the Assumed Liabilities (the "Excluded Liabilities"). Without limiting the generality of the foregoing sentence, the Excluded Liabilities include, and HFC specifically disclaims assumption of the following, except insofar as they are Assumed Liabilities: (a) any liabilities or obligations arising out of negligence, strict liability, product liability or breach of warranty claims to the extent resulting from or arising out of the operation of the Business or the Acquired Assets prior to the Closing Date; (b) any liabilities and obligations to the extent relating to the Business and arising prior to the Closing Date under contracts of HCS with the Business' customers, suppliers or licensees;
         (c) any claims or liabilities relating to the Business and arising under any of HCS's payroll, compensation, bonus, employee vacation, termination, employee benefits, employee tax, severance, sick leave, tuition reimbursement, pro-rated pension or other employee plans, programs or policies in connection with the termination of any of HCS's employees as such, whether as contemplated by this Agreement or otherwise, or arising prior to the Closing Date with respect to any of HCS' employees as such under COBRA or federal and state plant closing/mass layoff laws, if applicable to the transactions contemplated hereby, or workers compensation obligations relating to injuries sustained by HCS's employees prior to the Closing Date, or sexual harassment, OSHA or Equal Employment Opportunity Commission claims by HCS's employees or former employees, as such, based on acts or omissions of

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         HCS alleged to have occurred prior to the Closing Date during such person's employment relationship with HCS; (d) any liabilities, claims or fees payable under contracts between HCS (or its Affiliates) and any third party staffing organization, such as Kelly Services, Inc., or any other person or entity arising out of or in connection with the employment of any employee, consultant or contractor of the Business by HFC, HFC's retention of any such employee, consultant or contractor as a consultant or contractor or any solicitation by HCS or HFC of any such employee, consultant or contractor in connection with such employment or retention; (e) any lease, license and utility payments with respect to the Business to the extent related to any period prior to the Closing Date; and (f) any liability of HCS or its predecessors or Affiliates for income taxes or sales or use taxes arising out of business operations to the extent attributable to any period prior to the Closing Date or arising out of the sale of any of the Acquired Assets under this Agreement. Notwithstanding any other provision of this Agreement, HCS acknowledges that HFC is under no obligation to HCS to offer employment to or enter into any employment relationship with any HCS employee. HCS further acknowledges that neither this Agreement nor any agreement between HCS (or its Affiliates) and any third party staffing organization, such as Kelly Services, Inc., creates any obligation on the part of HFC to such third party staffing organization.

7.       Payment for Acquired Assets.

(a) To induce HCS to enter into this Agreement, HFC has caused the sum of Five Million Two Hundred Fifty Thousand United States Dollars ($5,250,000.00) to be deposited with Wells Fargo Bank Minnesota, National Association (the "Escrow Agent") to be held in escrow pursuant to the Escrow Agreement dated as of even date herewith (the "Escrowed Funds"), a copy of which is attached hereto as Exhibit 7. At the Closing, in exchange for the Acquired Assets HFC shall pay HCS, or cause the Escrow Agent to disburse to HCS from the Escrowed Funds, the foregoing sum plus one half of the Summex Fee (as defined in Section 10(g)) reduced by the amount of prepayments received by HCS for services to be performed by the Business after the Closing Date, as indicated in Schedule 8(i)(ii) hereto (the "Purchase Price"); provided that if the Assigned Nominal Revenue does not equal at least $14,400,000, then the Purchase Price shall be further reduced as set forth in the next sentence. The amount of such further reduction (the "Holdback Amount") shall be $25,000 for each $80,000 by which $14,400,000 exceeds the Assigned Nominal Revenue; provided that the Holdback Amount shall in no event exceed $750,000. At the end of each of the six calendar months following the month in which the Closing occurs, the Purchase Price shall be recalculated (taking into consideration all Customer Contracts and Non-Contracted Accounts assigned to HFC since the Closing) and HFC shall make payment to HCS, or cause the Escrow Agent to release to HCS Escrowed Funds, in the amount, if any, by which the Purchase Price as recalculated at such month-end exceeds the total Purchase Price theretofore paid to HCS. For purposes of this paragraph, a Non-affiliated Customer Contract or a Non-Contracted Account shall be deemed to have been assigned to HFC, regardless of any formal consent

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         or assignment document, and even if already terminated, if (i) the customer shall have executed a contract with HFC for substantially the same services on terms no less favorable in any material respect to HFC than as originally provided for under such Non-affiliated Customer Contract (or, in the case of a Non-Contracted Account, the current course of dealing between HCS and such customer) or (ii) the customer shall, other than under any management arrangement contemplated by
         Section 3(d) with respect to an HFC Managed Customer Site, have accepted from HFC and paid HFC for substantially the same services on terms no less favorable in any material respect to HFC than as originally provided for under such Non-affiliated Customer Contract (or, in the case of a Non-Contracted Account, the current course of dealing between HCS and such customer) and such conduct has continued for at least three months. The conditions set forth in clauses (i) and
         (ii) above shall not be deemed to have failed by virtue of the fact that the fees or other amounts payable to HFC thereunder are less than those payable to HCS under the corresponding original Customer Contract (or, in the case of a Non-Contracted Account, the current course of dealing between HCS and such customer), provided that, for purposes of calculating the Assigned Nominal Revenue, only the reduced fees and amounts shall be counted. For the avoidance of doubt, once a contract or a Non-Contracted Account has been assigned or deemed to have been assigned (as described above) to HFC, no subsequent termination of such contract or relationship, or reduction in fees or other amounts payable thereunder, shall change the extent to which it shall have been counted as an assigned contract for purposes of this paragraph. Notwithstanding anything herein to the contrary, (i) no Terminated Contract shall, at any time after the Closing, be deemed to have been assigned to HFC unless such Terminated Contract shall have been assigned or deemed to have been assigned (as described above) to HFC prior to the six month anniversary of the Closing Date, and (ii) no management arrangement contemplated by Section 3(d) with respect to an HFC Managed Customer Site, and no services provided by HFC pursuant to any such arrangement, shall itself be deemed to constitute an assignment of the related Customer Contract. Each payment with respect to the Purchase Price shall be paid out of the Escrowed Funds to HCS in immediately available funds by wire transfer to the account designated in writing by HCS prior to the applicable date of payment.

(b) Subject to HCS' right to all accounts receivable as of the Closing Date pursuant to Section 4(c), receivables accrued from customers of the Business, and payables to vendors of the Business, for services, including rents, utility charges, prepaid service contracts, ad valorem and personal and real property taxes, and other similar items, relating to any period that begins prior to the Closing Date and ends after the Closing Date shall be adjusted ratably as of the Closing Date based on the number of calendar days in each relevant period, with (i) HCS being entitled to and liable for such amounts relating to the period prior to the Closing Date and (ii) HFC being entitled to and liable for such amounts relating to the period from and after the Closing Date. In the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other pursuant to the terms hereof or otherwise, then the party receiving such funds shall promptly forward such funds to the proper party. With respect to payments relating to accounts receivable, the party receiving any such payment shall apply such payment to accounts receivable pursuant to the intent of the customer making such payment, as such intent is reasonably determined by the receiving party (i) first by the invoice number or other identifying information, if any, indicated on the check, (ii) second by matching the check amount to invoice amounts, and (iii) finally by inquiry to such customer.

(c) The parties shall use their reasonable efforts to agree upon an allocation of the Purchase Price among the Acquired Assets (the "Allocation") promptly following Closing (but in no event later than 60 days following the Closing Date). The Allocation shall be made in accordance with all applicable provisions of the Internal Revenue Code and all applicable state or local laws. Each of HFC and HCS agrees to reflect the allocation of the Purchase Price among the Acquired Assets upon its respective books for tax reporting purposes in accordance with the agreed upon Allocation and to file all tax returns in accordance with and based upon such Allocation.

(d) Neither party shall in any manner pay, compromise, offset or credit any amount which the other party is responsible for under the provisions of this Agreement.

8. HCS Representations and Warranties. HFC acknowledges and agrees that the Acquired Assets are being sold, assigned and delivered "as is" and "where is" and HFC agrees to accept delivery of the Acquired Assets in the condition and in the location they are in on the Closing Date based on its or its representatives' own inspection, examination and determination with respect to all matters, and without any reliance upon any express or implied representations or warranties of any nature made by, on behalf of or imputed to HCS, except as expressly set forth in this Agreement (including the Schedules hereto and the certificates, instruments and agreements delivered pursuant to Section 11 hereof. Without limiting the generality of the foregoing, HFC acknowledges that HCS (i) makes no representation or warranty with respect to any forecasts, projections, estimates or budgets delivered or made available to HFC of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or any future business or operations conducted with the Acquired Assets and (ii) except as expressly set forth in this Agreement (including the Schedules hereto and the certificates, instruments and agreements delivered pursuant to
         Section 11 hereof), makes no representation or warranty with respect to any other information or documents made available with respect to the Business to HFC or its counsel, financial advisors, accountants, auditors and other authorized representatives. HFC AGREES THAT THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY HCS ARE IN LIEU OF, AND HFC HEREBY EXPRESSLY WAIVES ALL RIGHTS TO, ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF

         MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Subject to the foregoing, HCS makes the following representations and warranties to HFC with the intention that HFC may rely upon the same and with the understanding that the same are true as of the date hereof and shall survive the Closing in accordance with Section 12(d).

(a)      Organization; Authority; No Consents; No Conflicts.

                  (i) HCS is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, has all requisite power and authority, corporate, legal and otherwise, to own its properties and assets and to conduct the Business in all states where the Business is conducted and has all requisite power and authority to execute, perform and carry out the provisions of this Agreement, except for such authorizations, qualifications and permits the absence of which would not have a Material Adverse Effect. HCS has taken all requisite corporate action authorizing and empowering HCS to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement is the legal, valid and binding obligation of HCS, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

                  (ii) Neither the execution and delivery of this Agreement by HCS, nor compliance by HCS with the terms and provisions of this Agreement, will require the consent of any person or entity or conflict with or result in a breach of or a default or an event of default under or create a right of acceleration, termination or cancellation or a loss of rights with respect to (A) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of HCS, (B) any judgment, order, decree or ruling to which HCS is a party, (C) any injunction of any court or governmental authority to which HCS is subject, (D) any Governmental License or any Contract (provided that HCS makes no representation or warranty as to HCS's ability to subcontract its obligations, or otherwise allow HFC to manage any customer sites, under the Non-Consenting Customer Contracts), or (E) any laws affecting HCS, any of its subsidiaries or the Acquired Assets.

(b) Financial Information. A true, correct and complete copy of the Business' audited financial statements and related notes for the year ended December 29, 2002 is attached hereto as Schedule 8(b) ("Audited Financials"). The Audited Financials have been prepared in accordance with the books and records of HCS and generally accepted accounting principles. Subject to the following sentence and the assumptions, conditions and qualifications contained in the Audited Financials (including in the notes thereto) and in the accompanying Report of Independent Accountants, the Audited Financials, except as noted therein and in such Report with respect to uncertainties regarding cost allocations, present fairly in all material respects the historical financial performance of the Business for the periods covered thereby. HFC acknowledges that the assets and liabilities and revenues and expenses reflected in the Audited Financials may differ from those that would have resulted had the Business operated autonomously or as an entity (or as part of another entity) independent of Johnson & Johnson.

(c) No Adverse Changes. As of the date of this Agreement, since December 29, 2002, (i) there has not occurred or arisen (whether or not in the ordinary course of business) any event, condition or change resulting in a Material Adverse Effect, and (ii) HCS has conducted the Business only in the ordinary course and in conformity with past practice.

(d) Acquired Assets. Except as set forth on Schedule 8(d), and except for Contracts and Governmental Licenses that are not assignable, and subject to restrictions on the use and disclosure of participants' personal health information, HCS has good and marketable title to (or in the case of any leased property, a valid leasehold interest in), or the right to use and transfer to HFC (in the case of its interests in certain intangible property), the Acquired Assets, free and clear of all liens, charges, encumbrances and third party claims or interests of any kind whatsoever, except for tax liens, mechanic's liens and similar liens incurred in the ordinary course of business that do not in any material respect affect the value or use of the relevant Acquired Asset and that relate to obligations that are not yet due. Except for Contracts and Governmental Licenses that are not assignable, and subject to restrictions on the use and disclosure of participants' personal health information, the Acquired Assets, together with the Behavioral Solutions Assets, constitute all of the assets that are used by the Business in its provision of the products and services currently being provided by the Business to its customers, except as described on
         Schedule 8(d) and except for assets that are used by HCS to provide administrative, information management, human resources and other overhead services throughout HCS and for which costs are allocated to the Business as reflected in the Audited Financials.

(e) Contracts. Except as set forth on Schedule 8(e), HCS has provided HFC with true, complete and correct copies of all Customer Contracts and all other Contracts that are material to the Business. Neither HCS nor, to the knowledge of HCS, the other parties thereto are in material breach of any of the Contracts, nor does HCS have knowledge of any facts or events, whether existing, pending, threatened or contemplated, which, after the giving of notice, or the lapse of time, would constitute or result in a material breach or a material default by HCS or the other parties to such Contracts. Except as set forth on Schedule 8(e), to the knowledge of HCS, each of the Assumed Contracts is valid and binding on the parties to it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Schedule 8(e), none of such Assumed Contracts requires the consent of any party thereto to consummate the transaction contemplated by this Agreement; provided that HCS makes no representation or warranty as to the customer consent required to assign any Customer Contract, or to subcontract its obligations, or otherwise allow HFC to manage any customer sites, thereunder.

(f) Compliance with Laws. HCS has conducted the Business in material compliance with all applicable federal, foreign, state and local laws, ordinances, rules and regulations, including without limitation the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"). At no time during the last three (3) years has any governmental investigation or inspection relating to the Business resulted in HCS receiving a citation or being requested by any governmental authority to take any remedial action under any applicable health, environmental, safety, labor, employment or other applicable laws or regulations. There are no ongoing, pending or, to HCS's knowledge, threatened governmental citations which relate to the Business. To HCS's knowledge, there are no ongoing, pending or threatened governmental investigations or inspections which relate to the Business.

(g) Customers. Schedule 8(g)(i) contains a true and complete list of the current customers of the Business and the date on which the Customer Contract, if any, of each such customer expires. Except as described in
         Schedule 8(g)(ii), none of the persons identified in Schedule 8(g)(ii) has been informed during the past year (but prior to the time at which such customer was informed of the transactions contemplated hereby pursuant to Section 3) by any of the Business' twenty (20) largest unaffiliated customers for the 12-month period ended December 31, 2002, that such customer intends, after the date hereof, to terminate, or not renew, any contract with HCS, or intends to materially reduce or is considering a material reduction in the volume of products or services it purchases from HCS, or is dissatisfied in any material respect with the Business as conducted by HCS. No refunds or warranty claims are due any customer of the Business for products or services sold on or before the Closing Date. Except for communications by HCS to customers as described in Section 3, HCS has not communicated with or provided any information to any of the Business' unaffiliated customers regarding the transactions contemplated by this Agreement or any proposed sale of the Business.

(h) Intellectual Property. Except as described in Schedule 8(h) and except for restrictions on the use and disclosure of participants' personal health information, HCS is entitled to use all of the Copyrights, Trademarks, Technology and other intellectual property included in the Acquired Assets and the Behavioral Solutions

         Assets (collectively, the "Intellectual Property") free and clear of any claims or demands of any third person and such use does not require the consent of any other third person to use any of the Intellectual Property, except for consents that will have been obtained as of the Closing. Except as described in Schedule 8(h) and except for restrictions on the use and disclosure of participants' personal health information, HCS does not know of any encumbrances on the Intellectual Property and has no ongoing obligation to pay licensing fees, royalties or other payments to any third party with respect to any of the Intellectual Property for the use thereof. Except as described in
         Schedule 8(h), and except for restrictions on the use and disclosure of participants' personal health information, HCS's right to use and transfer any and all of the Intellectual Property is, or as of the Closing will be, unlimited in time and unrestricted. HCS has taken normal and customary measures to protect the confidentiality of all trade secrets included in the Technology. No person has asserted against HCS in writing during the last five years any claims to any of the Intellectual Property which claim that HCS's use thereof infringes another party's intellectual property rights. Except as described in
         Schedule 8(h), HCS has no knowledge that any of the Intellectual Property is being infringed upon or otherwise used by others, or is subject to any outstanding judicial order, decree, judgment or stipulation.

(i) Receivables. Schedule 8(i)(i) sets forth a true and complete schedule of the aging of all of the receivables related to the Business as of July 28, 2003, and the names of all customers owing past due amounts. Such schedule shall be updated by HCS immediately prior to the Closing. There are no set-offs, counterclaims or disputes asserted by any customers, and no discount or allowance has been made to any customers, that would result in a deduction by any customer from receivables relating to services performed after the Closing Date. Schedule 8(i)(ii) describes and quantifies all prepayments received by HCS for services to be performed by the Business after the Closing Date, including without limitation prepayments by fitness center participants. Such schedule shall be updated by HCS immediately prior to the Closing.

(j) Employment Matters. Schedule 8(j)(i) hereto identifies all employment agreements, collective bargaining or other labor agreements, any agreements containing severance or termination pay arrangements, deferred compensation arrangements, retainer or consulting arrangements, and all pension or retirement plans, bonus or profit-sharing plans, stock option or purchase plans or other plans providing fringe benefits to employees of the Business, and true, correct and complete copies of the foregoing have been furnished to HFC. HCS has performed in all material respects all obligations required to be performed under all such agreements, plans and arrangements. All employees of the Business are employed on an at-will basis. To the knowledge of HCS, the Business is in material compliance with all employment and labor laws, rules and regulations, including, but not limited to, OSHA regulations. There are no claims pending or, to HCS's knowledge, threatened, from present or former employees or consultants of the Business on account of pay, benefits, discrimination or termination. Except as set forth in Schedule 8(j)(ii), HCS will have, effective as of the Closing, terminated the employment of all of the employees of the Business. HCS acknowledges that HFC is under no obligation to HCS to offer employment to or enter into any consultancy agreement with any employee of the Business or any third party staffing organization, such as Kelly Services, Inc., nor does this Agreement or any agreement between HCS (or its Affiliates) and any third party staffing organization, such as Kelly Services, Inc., create any such obligation on the part of HFC to any such third party staffing organization. Except for joint communications by HFC and HCS to employees or consultants and other communications that have been approved by HFC, and except as described on Schedule 8(j)(iii), HCS has not communicated with or provided any information to any of the Business' employees or consultants regarding their termination by HCS or, if applicable, their rehire by HFC, in connection with the transactions contemplated by this Agreement.

(k) Environmental. The operation of the Business and Acquired Assets has been and is in material compliance with all, and HCS does not have any liability related to any Acquired Asset under any, applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to the environment.

(l) Litigation and Related Matters. There is no pending or, to the knowledge of HCS, threatened litigation or proceeding or, to the knowledge of HCS, any pending or threatened investigation against HCS related to the Business or the Acquired Assets, nor is HCS subject to any existing judgment, order, decree or other governmental action materially affecting the operation of the Business or the Acquired Assets. No claims for personal injury or harassment have been asserted against HCS by users of any facilities managed by the Business.

(m) Taxes. HCS has timely filed all material federal and applicable state and local tax or assessment reports and returns of every kind related to the Business required to be filed by HCS, and such reports and returns are complete and accurate in all material respects. HCS has duly paid all taxes and other charges (including interest and penalties) related to the Business due to or claimed to be due by any taxing authorities.

9. HFC Representations and Warranties. HFC makes the following representations and warranties to HCS, with the intention that HCS may rely upon the same and with the understanding that the same are true as of the date hereof and shall survive the Closing in accordance with
         Section 12(d).

(a) Organization. HFC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota.

(b) Corporate Authority. HFC has all requisite power and authority to execute, perform and carry out the provisions of this Agreement. HFC has taken all requisite corporate action authorizing and empowering HFC to enter into this Agreement and to consummate the transactions contemplated herein. This

         Agreement is the legal, valid and binding obligation of HFC, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

(c) No Consents or Conflicts. Neither the execution and delivery of this Agreement by HFC, nor compliance by HFC with the terms and provisions of this Agreement will require the consent of any person or entity or conflict with or result in a breach of or a default or an event of default under or create a right of acceleration, termination or cancellation or a loss of rights with respect to (i) any of the terms, conditions or provisions of the Articles of Incorporation, Bylaws or other governing instruments of HFC, (ii) any judgment, order, decree or ruling to which HFC is a party, (iii) any injunction of any court or governmental authority to which HFC is subject, (iv) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other material authorization, right, restriction or obligation to which HFC or any of its subsidiaries is a party or by which HFC or any of its subsidiaries is bound, or (v) any laws affecting HFC or any of its subsidiaries.

(d) Litigation and Related Matters. There is no pending or, to the knowledge of HFC, threatened litigation or proceeding or, to the knowledge of HFC, any pending or threatened investigation against HFC that would, if adversely determined, have a material adverse effect on the ability of HFC to perform its obligations hereunder, nor is HFC subject to any existing judgment, order, decree or other governmental action materially affecting the ability of HFC to perform its obligations hereunder.

(e) No Finder's Fees. Other than a fee payable to Goldsmith, Agio, Helms & Lynner, LLC for which HCS and its Affiliates will have no liability, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of HFC who might be entitled to any fee or commission from HCS or any of its Affiliates in connection with the transactions contemplated by this Agreement.

10.      Pre-Closing Obligations.

(a) Operation of Business. At all times prior to the Closing, HCS will, except as otherwise contemplated by this Agreement or except as approved by HFC in writing:

                  (i) operate the Business in the ordinary course of business;

                  (ii) not sell or otherwise dispose of, or contract to sell or otherwise dispose of, any of the Business' properties or assets other than in the ordinary course of business;

                  (iii) except in each case in the ordinary course of business, not incur any trade payables related to the Business;

                  (iv) not (x) increase the compensation payable or to become payable to the Business' employees or to the Business' consultants or independent contractors, (y) increase the benefits to any such persons under any Employee Benefit Plan, or (z) pay (or offer to pay) any severance amount to any employee of the Business prior to receiving notice from HFC that HFC does not intend to employ or retain such person after the Closing;

                  (v) not change in any material respect any contract with the Business' customers or, except in the ordinary course of Business and except for price increases in accordance with the terms of the Customer Contracts, the prices at which it sells services or goods to its customers;

                  (vi) not enter into any other transactions that individually or in the aggregate are material to the Business other than in the ordinary course of business;

                  (vii) maintain the Business' properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted; and

                  (viii) with respect to the Business, use its normal and commercially reasonable efforts to maintain and preserve, in all material respects, its business organization intact, retain its present employees and maintain its relationships with independent operators and others having business relations with it; provided that nothing in this Agreement shall require HCS to extend or renew any Contract upon its expiration or otherwise.

(b) Press Releases and Announcements. Prior to the Closing, neither HCS nor HFC shall, and they shall cause their respective Affiliates and representatives not to, issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior approval of the other party hereto; provided, however, that (i) HFC may, at any time prior to the earlier of the Closing and the termination of this Agreement, issue a press release in the form attached hereto as Exhibit 10(b) (the "8-K Compliant Press Release") and file with the Securities and Exchange Commission a Current Report on Form 8-K, and any other form, disclosing the information contained in the 8-K Compliant Press Release, and (ii) either party may issue any other press release (or make any other public announcement) regarding this Agreement that is necessary, in the opinion of counsel to such party, to comply with applicable law (an "Additional Required Announcement"). The party making any Additional Required Announcement shall consult with the other party prior to making such disclosure and the parties hereto shall use all reasonable efforts, acting in good faith, to agree upon the text for such disclosure.

(c) Due Diligence Review by HFC. Subject to attorney-client and attorney work product privileges, prior to the Closing, HCS shall, and shall cause its Affiliates to, afford to the officers, attorneys, accountants and other representatives of HFC reasonable access during normal business hours, and at such times and in such manner as to minimize disruption of HCS's normal business operations, to the facilities, assets and books and records of HCS related to the Acquired Assets so as to afford HFC a reasonable opportunity to make, at its sole cost and expense, such review, examination and investigation of the ownership, operation and condition of the Acquired Assets as HFC may desire to make in its sole discretion. HFC will be permitted to make extracts from or to make copies of such books and records, to the extent they relate to the Acquired Assets, as it deems necessary.

(d) No Solicitation of Other Offers. HCS shall not, and shall cause its Affiliates and representatives not to, directly or indirectly, initiate, solicit, propose, encourage, pursue, engage in or enter into any proposals, substantive discussions, negotiations, letters or statements of intent or agreements (whether preliminary or definite) with any person or entity of any nature that contemplate or provide for the sale, transfer, encumbrance or other disposition, directly or indirectly, of the Business or, except in the ordinary course of business, any of the Acquired Assets.

(e) Kelly Services Information. Promptly after the date hereof and in any event at least 20 days prior to the Closing, HCS shall provide, or cause Kelly Services, Inc. or any other third-party staffing organization used in the Business to provide, to HFC the names, rate of pay, hours per week worked and work sites of all of the Business' independent contractors retained through Kelly Services, Inc. or such other third-party staffing organization. HCS acknowledges that HFC will use such information to solicit such persons for employment by HFC.

(f) Access to Employees. Promptly upon the execution and delivery of this Agreement, HCS shall provide access to HFC to all of the Business' regional managers and other corporate level employees listed on
         Schedule 10(f) for purposes of soliciting such employees to join HFC and determining whether such employees will do so if offered terms of employment at substantially the same base salary, with benefits commensurate with benefits provided to similarly situated HFC employees. Notwithstanding anything herein to the contrary, HFC shall have the right to terminate this Agreement at any time before the earlier of five business days after the date hereof and HFC's issuance of the 8-K Compliant Press Release or other public announcement of the transactions contemplated hereby if HFC determines that at least half of such employees listed on Schedule 10(f) do not intend to join HFC.

(g) Transfer of Information to Summex. The parties acknowledge that certain Customer Materials related to health risk assessment data of HCS's affiliated customers that will be transferred to HFC hereunder will, prior to the Closing, be transferred by HCS to Summex Corporation ("Summex") to be held for and on behalf of HFC, and that Summex will charge a fee (the "Summex Fee") in connection with such transfer. The parties agree to cooperate in effecting such transfer to Summex in a timely manner. The parties agree that HCS will pay in full to Summex the Summex Fee but that HFC will, as reflected in the Purchase Price pursuant to Section 7(a), reimburse HCS at the Closing for one half of the Summex Fee, provided such reimbursement does exceed $75,000.

11.      Closing.

(a) Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place via facsimile at the offices of Fredrikson & Byron, P.A. at 10:00 A.M. local time on the third business day after all conditions to closing contained herein have been satisfied or waived, or at such other place or at such other time as HCS and HFC may mutually agree in writing. The date on which and the time at which the Closing occurs is the "Closing Date." Time is of the essence because HCS's intention to exit the Business is or will become known to its employees, customers, suppliers and others having dealings with HCS.

(b) Documents Delivered by HCS. At or before the Closing, HCS shall deliver to HFC the following documents, duly executed as appropriate:

                  (i) Certified copies of corporate resolutions of HCS authorizing and approving the execution, delivery and performance by HCS of this Agreement and the consummation of the transactions contemplated hereby.

                  (ii) A Bill of Sale for the sale of the Acquired Assets, duly executed by an authorized officer of HCS.

                  (iii) Assignment and assumption agreement relating to the Contracts being assigned to HFC as of the Closing Date, other than real property leases, in the form attached hereto as Exhibit 11(b)(iii) (the "Assignment and Assumption Agreement"), executed by a duly authorized officer of HCS.

                  (iv) Trademark and copyright assignments relating to the transfer of the Trademarks and Copyrights to be transferred under this Agreement, executed by a duly authorized officer of HCS or, in the case of Trademarks, the Affiliate(s) of HCS that own the Trademark registrations in question.

                  (v)      The Behavioral Solutions License Agreement.

                  (vi) A Master Services Agreement between HFC and Johnson & Johnson Services, Inc., substantially in the form attached hereto as Exhibit 11(b)(vi), providing for HFC's management through the end of calendar year 2006 of all fitness sites of Johnson & Johnson and its Affiliates currently being managed by the Business.

                  (vii) Such other instruments of assignment as HFC may reasonably request for the purpose of assigning the Acquired Assets.

(c) Documents Delivered by HFC. At or before the Closing, HFC shall deliver to HCS the following documents and other items, duly executed as appropriate:

                  (i) Certified copies of corporate resolutions of HFC authorizing and approving the execution, delivery and performance by HFC of this Agreement and the consummation of the transactions contemplated hereby.

                  (ii)     The Purchase Price in accordance with Section 7(a).

                  (iii) The Assignment and Assumption Agreement, executed by a duly authorized officer of HFC.

                  (iv) Such other agreements to assume as HCS may reasonably request for the purpose of HFC's assumption of the Assumed Liabilities.

(d)      Conditions to Closing.

                  (i) Conditions Precedent to HFC's Obligations. All of the obligations of HFC hereunder to consummate the Closing are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by HFC):

                           (A) The representations and warranties of HCS contained herein (disregarding, for the purpose of this subparagraph only, any reference to materiality contained therein), taken together, shall be accurate, true and correct in all material respects on and as of the Closing Date or, in the case of representations and warranties made as of a specified date, at the Closing with respect to such specified date, in each case with the exception of any inaccuracies to the extent resulting from the loss of customers or employees following the disclosure, in accordance with this Agreement, of the transactions contemplated hereby. HCS shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by HCS at or before the Closing (disregarding, for the purpose of this subparagraph only, any reference to materiality contained in such terms, provisions and conditions). HFC shall have received a certificate of an officer of HCS dated the Closing Date certifying as to the satisfaction of the conditions set forth in this Section 11(d)(i)(A).

                           (B) No law or governmental regulation, rule or directive shall have been enacted, issued or promulgated, and no proceeding shall be pending, which would prevent or restrain completion of the transactions contemplated hereunder.

                           (C) Since the date hereof, there shall not have occurred any event, condition or change that has a Material Adverse Effect.

                           (D) HFC shall have received acceptances of its offers of employment from persons constituting a majority of the Business' current on-site account managers who are offered employment by HFC on terms consistent with Section 13(h)(iii).

                           (E) HCS shall have received all consents and approvals that are required to be obtained by HCS to assign or transfer to HFC the Acquired Assets listed on Schedule 11(d)(i)(E) as contemplated by this Agreement.

                           (F) HCS shall have received from the customers party to the Non-affiliated Customer Contracts all consents and approvals that are required to be obtained by HCS under Non-affiliated Customer Contracts in order to assign to HFC Non-affiliated Customer Contracts (each on terms that are no less favorable to the Business than the current terms of such Non-affiliated Customer Contract) such that the Assigned Nominal Revenue is at least $12,000,000.

                           (G) HCS shall have duly executed and delivered to HFC each of the documents and agreements provided for in Section 11(b).

                  (ii) Conditions Precedent to HCS's Obligations. All of the obligations of HCS hereunder to consummate the Closing are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by HCS):

                           (A) The representations and warranties of HFC contained herein (disregarding, for the purpose of this subparagraph only, any reference to materiality contained therein), taken together, shall be accurate, true and correct in all material respects on and as of the Closing Date or, in the case of representations and warranties made as of a specified date, at the Closing with respect to such specified date. HFC shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by HFC at or before the Closing (disregarding, for the purpose of this subparagraph only, any reference to materiality contained in such terms, provisions and conditions). HCS shall have received a certificate of an officer of HFC dated the Closing Date certifying as to the satisfaction of the conditions set forth in this Section 11(d)(ii)(A).

                           (B) No law or governmental regulation, rule or directive shall have been enacted, issued or promulgated, and no proceeding shall be pending, proposed or threatened which would prevent or restrain completion of the transactions contemplated hereunder.

                           (C) HCS shall have received the Purchase Price in accordance with Section 7(a).

                           (D) HCS shall have received from the customers party to the Non-affiliated Customer Contracts all consents and approvals that are required to be obtained by HCS under Non-affiliated Customer Contracts in order to assign to HFC Non-affiliated Customer Contracts such that the Assigned Nominal Revenue is at least $9,600,000.

                           (E) HFC shall have duly executed and delivered to HCS each of the documents and agreements provided for in Section 11(c).

12.      Indemnification.

(a) Indemnification by HCS. HCS agrees to indemnify and hold harmless HFC and HFC's officers, directors, shareholders, Affiliates, employees and agents and its and their respective heirs, successors and assigns (collectively, the "HFC Indemnified Parties," each of which shall be a third party beneficiary under this Section 12) from and against:

                  (i) any and all claims, demands, actions, damages, losses, costs and expenses (including reasonable attorneys' fees actually incurred)

                           (collectively, "Damages") sustained or incurred by such HFC Indemnified Party, to the extent resulting from: (A) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty made by HCS to HFC in this Agreement, in the Behavioral Solutions License Agreement or in any certificate or instrument delivered pursuant to Section 11(b) or 11(d)(i)(A) hereof; (B) any breach of any covenant or agreement to be performed by HCS under this Agreement or under any certificate or instrument delivered pursuant to Section 11(b) hereof; or (C) the failure of HCS to comply with any bulk transfer laws or bulk sales laws that may be applicable in connection with the transactions contemplated by this Agreement; or

                  (ii) to the extent not indemnified pursuant to clause (i) above, any claim, action, suit, proceeding, demand, debt, liability, obligation, fine or penalty, and, subject to Section 12(e) below, the costs and expenses (including reasonable attorneys' fees actually incurred) associated with the defense thereof (each, a "Claim") asserted against such HFC Indemnified Party by a third party to the extent arising out of or resulting from (A) HCS's possession or use of the Acquired Assets or HCS's conduct of the Business prior to the Closing, or (B) any Excluded Liability.

(b) Indemnification by HFC. HFC agrees to indemnify and hold harmless HCS and HCS's officers, directors, shareholders, Affiliates, employees and agents and its and their respective heirs, successors and assigns (collectively, the "HCS Indemnified Parties," each of which shall be a third party beneficiary under this Section 12) from and against:

                  (i) any and all Damages sustained or incurred by such HCS Indemnified Party, to the extent resulting from: (A) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty made by HFC to HCS in this Agreement or in any certificate or instrument delivered pursuant to Section 11(c) or 11(d)(ii)(A) hereof; (B) any breach of any covenant or agreement to be performed by HFC under this Agreement or under any certificate or instrument delivered pursuant to
                           Section 11(c) hereof; or

                  (ii) to the extent not indemnified pursuant to clause (i) above, any Claim asserted against such HCS Indemnified Party by a third party to the extent arising out of or resulting from (A) HFC's possession or use of the Acquired Assets or HFC's conduct of the Business after the Closing, or (B) any Assumed Liability.

(c) Limits. Notwithstanding anything to the contrary in this Section 12, HCS shall have no liability for indemnification pursuant to

         Section 12(a)(i)(A) unless and until the aggregate amount of all indemnifiable Damages sustained or incurred by all HFC Indemnified Parties, taken together, cumulatively exceeds $50,000, and then only to the extent of such excess, and in no event will HCS's aggregate indemnification obligation under Section 12(a)(i) exceed the Purchase Price. Notwithstanding anything to the contrary in this Section 12, HFC shall have no liability for indemnification pursuant to Section 12(b)(i)(A) unless and until the aggregate amount of all indemnifiable Damages sustained or incurred by all HCS Indemnified Parties, taken together, cumulatively exceeds $50,000, and then only to the extent of such excess, and in no event will HFC's aggregate indemnification obligation under Section 12(b)(i) exceed the Purchase Price. Notwithstanding the foregoing, this Section 12(c) shall not apply to Damages resulting from or in connection with any fraudulent misrepresentation.

(d) Survival of Claims. All representations and warranties made in this Agreement, in the Behavioral Solutions License Agreement or in any certificate or other document delivered pursuant hereto, and all indemnification obligations with respect to any such representation or warranty, shall terminate and expire on the second anniversary hereof. No action or proceeding seeking indemnification, damages or other relief for breach of any such representation or warranty or for any misrepresentation or inaccuracy with respect thereto shall be commenced after such date with respect to all claims of any indemnified person under this Section 12, which shall not have been previously asserted, with reasonable specificity, by written notice to the other party. Notwithstanding the foregoing, the representations and warranties (together with the related indemnification obligations) contained in Sections 8(a)(i), 8(d) (solely insofar as it relates to title to the Acquired Assets), 8(h), 8(m), 9(a) and 9(b) of this Agreement and clauses (i) through (iv) of Section 11 of the Behavioral Solutions License Agreement shall survive until 60 days following the expiration of the statute of limitations applicable to the matters covered thereby. If a claim with respect to any representation or warranty is asserted in writing, with reasonable specificity, under this Section 12 prior to the otherwise applicable expiration date, such claim shall survive until it is finally resolved.

(e) Indemnification Procedures with Respect to Third Party Claims. In the event that any Claim shall be asserted in writing against an HFC Indemnified Party or an HCS Indemnified Party (each, an "Indemnitee") that, if sustained, would result in indemnifiable loss hereunder, the Indemnitee, as soon as reasonably practicable and within a reasonable time after learning of such Claim (which shall not be in excess of fifteen (15) days), shall notify in writing the indemnifying party hereunder (the "Indemnitor") of such Claim, and shall permit the Indemnitor, at its option and expense, to assume complete control of the defense against such Claim through legal counsel selected by it and reasonably satisfactory to the Indemnitee, provided that the Indemnitor proceed in good faith and with reasonable diligence. The failure to give notice as required by this Section 12(e) shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor is prejudiced thereby. The Indemnitee shall cooperate with the Indemnitor in connection with any defense assumed by the Indemnitor hereunder, and no effort to recover the amount of the loss related to such Claim shall be made by the Indemnitee while such defense is still being made until the earlier of (a) the resolution of said Claim by the Indemnitor with the claimant, or (b) the termination of the defense by the Indemnitor against such Claim or the failure of the Indemnitor to prosecute such defense in good faith and with reasonable diligence. The Indemnitee shall, at its option and expense, have the right to participate, with legal counsel of its own selection (and at its own expense), in any defense of a Claim undertaken by the Indemnitor; provided, however, that if joint representation would give rise to a conflict of interest for legal counsel, then the Indemnitee shall be entitled to engage separate legal counsel to defend the Indemnitee against such Claim at the sole expense of the Indemnitor. No settlement or compromise of any Claim which may result in a loss to Indemnitee may be made by the Indemnitor without the prior written consent of the Indemnitee (which shall not be unreasonably withheld) unless (x) prior to such settlement or compromise the Indemnitor acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and the Indemnitee is furnished with (i) security reasonably satisfactory to it that the Indemnitor will in fact pay such amount and
         (ii) a full release of such Claim against the Indemnitee and (y) such settlement or compromise provides for no relief or remedy other than money damages. Notwithstanding anything to the contrary herein, with respect to any Claim asserted by a governmental authority relating to taxes (a "Tax Claim"), the Indemnitor shall be entitled to participate in the defense of such Tax Claim, but the Indemnitee shall control such defense. The Indemnitee will not settle any such Tax Claim without the prior consent of the Indemnitor, such consent not to be unreasonably withheld. As to any Claims (including Tax Claims) with respect to which the Indemnitor does not assume control of the defense, all costs of such defense by the Indemnitee shall be borne by the Indemnitor.

(f) Exclusive Remedy. From and after the Closing the sole and exclusive remedies of the parties with respect to any and all claims relating to the subject matter of this Agreement or the Behavioral Solutions License Agreement (other than equitable remedies and remedies to enforce any arbitration decision rendered pursuant to Section 16(j)) shall be pursuant to the indemnification provisions set forth in this
         Section 12. In furtherance of the foregoing, each of HFC and HCS hereby, on their own behalf and on behalf of the HFC Indemnified Parties and HCS Indemnified Parties (as the case may be), waives, to the fullest extent permitted under applicable laws, any other rights and claims it may have against the other party relating to the Acquired Assets, the Business or the transactions contemplated hereby.

(g) Other Indemnity Matters. Upon making any payment to an indemnified party for any indemnification claim pursuant to this Section 12, the indemnifying party shall be subrogated, to the extent of such payment, to any rights which the indemnified party may have against other persons with respect to the subject matter underlying such indemnification claim. If, after an indemnification payment is made hereunder, the party to which such payment is made receives insurance proceeds in respect of the loss, such amount shall promptly be remitted to the indemnifying party. Notwithstanding anything to the contrary contained herein, no party may make a claim for indemnification hereunder with respect to a matter actually known by such party prior to the Closing to conflict with the accuracy of any representation or warranty hereunder.

13.      Other Covenants.

(a) Access to and Preservation of Records. After the Closing Date, HFC shall allow HCS to examine (and at HCS's own expense, copy) files, books of account, correspondence and other records as reasonably necessary: (i) to respond to any government investigation of HCS, (ii) to resolve tax issues with respect to any period prior to the Closing, or (iii) in connection with any litigation, administrative proceeding or other dispute involving HCS. If such examination unreasonably interferes with HFC's business, HCS shall reimburse HFC for any lost profits and for time expended by its employees resulting from such unreasonable interference. HFC shall not dispose of any of its records relating to the Business or the Acquired Assets until the fifth anniversary of the Closing Date.

(b) Noncompetition. After the Closing Date and for a period of three years thereafter, HCS agrees (i) that it will not compete with HFC by participating in the management of any fitness center facility in the United States that is devoted to physical exercise (other than physical rehabilitative therapy) and is owned by any person or entity that is not an Affiliate of HCS, or (ii) not to market through any such fitness center facility in the United States owned by any person or entity that is not an Affiliate of HCS any health risk assessment (except as it may relate to pharmacological studies), smoking cessation, weight loss or physical exercise programs or services (provided that the subcontracting and other arrangements pertaining to HFC Managed Customer Sites contemplated by Section 3(d) or Section 3(g) of this Agreement shall not be deemed to conflict with this provision). HCS agrees that the covenant in this Section 13(b) applies to any act taken by HCS directly, or indirectly through any of its Affiliates, whether as agent, consultant or otherwise. Nothing in this Section 13(b) shall
         (i) restrict any such Affiliate from engaging in any activity if done independently of HCS, or (ii) apply to the sale of any products of HCS or its Affiliates, or to the sale to health maintenance, managed care and similar healthcare organizations of any Behavioral Solutions programs to the extent they are sold in connection with related products.

(c) Use of Office Space. For a term of one year following the Closing Date, HCS shall grant HFC a license, substantially in the form of Exhibit 13(c) attached hereto (the "Office Space License"), to use at least 1,500 square feet of contiguous office space at 377 Hoes Lane, Piscataway, New Jersey where the Business is currently located, or in any other comparable building owned or leased by HCS that is within ten miles of 377 Hoes Lane (the "Licensed Space"). The Licensed Space shall include furniture reasonably requested by HFC and of a type and quantity customarily used in the Business prior to Closing in similar office spaces of the Business. The monthly license fee for the Licensed Space shall be no higher than HCS's cost of providing such Licensed Space to HFC. HFC shall have access to the Licensed Space consistent with all normal security policies applicable to the Licensed Space. HFC may make minor, reasonable modifications and repairs to the Licensed Space with the prior written consent of HCS which will not be unreasonably withheld. HCS shall make available to HFC, at cost, the following utilities for the Licensed Space: ambient heat, ventilation and air conditioning, and water, electricity and telephone; provided that HFC shall pay for its own telephone expenses.

(d) Covenant not to Hire or Solicit. Until the second anniversary of the Closing Date, neither HFC nor any of its Affiliates will, directly or indirectly, solicit (other than indirectly by means of general advertising) for employment or hire any person now or hereafter employed or retained by HCS in connection with the Behavioral Solutions Business. Until the first anniversary of the Closing Date, HCS will not, directly or indirectly, solicit (other than indirectly by means of general advertising) for employment or hire any Hired Employee who is, at the time of such solicitation or hiring, an employee of HFC.

(e) Further Assurances; Cooperation. The parties hereto agree that they will, at any time and from time to time after the Closing Date, upon request of the other, take or cause to be taken such further action and execute and deliver or cause to be executed and delivered all such further documents as such other party may reasonably require for the assigning, transferring and delivering of the Acquired Assets and assuming the Assumed Liabilities and documenting the transactions contemplated hereby. HCS will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Business from maintaining substantially the same business relationships with HFC after the Closing Date as it maintained with HCS prior to the Closing Date, and HCS will assist HFC in effecting an orderly and effective transition of the Business from HCS to HFC. Without limiting the generality of the foregoing, during the six (6) months immediately following the Closing, Patricia Flynn, on behalf of HCS, shall, to the extent she remains employed by HCS or any Affiliate of HCS, (i) be reasonably available to assist HFC, and shall provide HFC with such assistance as it may reasonably request, in connection with such orderly and effective transition, including by answering questions regarding the history of the Business' relationships with its customers (provided that such assistance shall not, in any material respect, interfere with her performance of her full-time duties to HCS), and
         (ii) have primary responsibility
         for overseeing the management by HCS of any Terminated Contracts, communicating with HFC regarding the status of such Terminated Contracts and coordinating with HFC in the transitioning of any such Terminated Contracts, including the employees and contractors of HCS who service such Terminated Contracts, to HFC; provided, however, that no such Terminated Contract shall be transitioned to HFC unless and until the customer party thereto has consented in writing to such transition.

(f) Use of the Names and Trademarks of HCS, Johnson & Johnson and their Affiliates. HFC covenants that neither it nor any of its Affiliates shall use in any manner any trademark, service mark, domain name or trade name of HCS, Johnson & Johnson or any of their respective Affiliates (other than the trademarks, domain names and service marks transferred to HFC pursuant to this Agreement), including, without limitation, "Pathways to Change", "Johnson & Johnson" or "J&J" or any derivative or similar name or mark. This provision shall not prohibit HFC from quoting publications by HCS, its Affiliates or any other person or entity that are publicly available; provided that, in the case of publications by HCS or its Affiliates, they are properly attributed to HCS or its Affiliate, as the case may be.

(g) Bulk Sales. Subject to Section 12, HFC hereby waives compliance by HCS with the provisions of the bulk transfer and bulk sales laws of any applicable jurisdictions; provided that nothing in this Agreement will estop or prevent either party from asserting as a bar or defense in any action or proceeding brought under any bulk sales or bulk transfer law that such law does not apply to the transactions contemplated by this Agreement.

(h)      Hired Employees.

                  (i) If, at any time during the period beginning on the Closing Date and ending on the six month anniversary thereof, HFC terminates for any reason other than Cause any former employee of HCS hired by HFC in connection with the transactions contemplated by this Agreement (a "Hired Employee"), HFC shall pay such employee the severance amount set forth opposite such employee's name on Schedule 13(h) (including the amount set forth in Schedule 13(h) if such employee has signed a release that releases all claims that such employee may then have against HFC); provided, however, that HCS agrees to reimburse HFC for one-half of any such severance payment that is payable on account of the termination, during the first three months following the Closing, of a Hired Employee for a Customer-Related Reason; and provided, further, that HCS agrees to reimburse HFC for any such severance payment that is payable on account of the termination of a Hired Employee for any reason between three months and six months following the Closing. For purposes of this Section 13(h), an employee will be deemed to be terminated for "Cause" by HFC if such termination arises from or is in any way related to any of the following with respect to such employee: (a) such employee's material or repeated neglect of, or other failure to perform in all material respects, any of his or her duties, or such employee's failure to carry out reasonable directives from HFC; (b) such employee's material or repeated violation of HFC company policy; (c) such employee's willful or repeated misconduct; (d) any statement, representation or warranty made to HFC by such employee that he or she knows to be false or misleading; (e) such employee's commission of a felony, whether or not against HFC and whether or not committed during such employee's employment with HFC; or (f) such employee's acting in a manner materially adverse to the best interests of HFC. For purposes of this Section 13(h), an employee will be deemed to be terminated for a "Customer-Related Reason" if such employee's employment with HFC is related primarily to a specific customer, and such employee is terminated in connection with the termination of HFC's relationship with such customer or a reduction in the services provided by HFC to such customer, or such customer's dissatisfaction for any reason with such employee.

                  (ii)     The severance obligations of HFC set forth in clause
                           (i) above shall not apply to any employees whose employment with HFC is related primarily to an HFC Managed Customer Site and who are terminated in connection with the termination of the arrangements by which HFC manages such site due to the fact that the customer does not consent to assignment of the applicable Customer Contract or enter into a new contract with HFC on terms no less favorable to HFC.

                  (iii) For a period of eighteen months after the Closing Date, HFC shall provide to each Hired Employee, while such Hired Employee remains employed by HFC, a base salary substantially comparable to that which was provided to such employee by HCS. For purposes of this Section 13(h)(iii), HCS represents that it has provided to HFC complete and accurate information regarding the base salaries provided by HCS to the Hired Employees. Subject to the immediately following sentence, HFC also agrees to provide benefits to each Hired Employee comparable to those that it offers to similarly situated employees currently employed by HFC, and to use commercially reasonable efforts to make medical and dental insurance available to Hired Employees without waiting periods. HFC agrees that, with respect to all Employee Benefit Plans covering any of the Hired Employees, service with HCS or any of its Affiliates shall be counted as service with HFC for purposes of determining any period of eligibility to participate or to vest in benefits.

(i) Insurance. Except as provided in Section 4(d), the coverage under all insurance policies related to the Business shall continue in force, if at all, only for the benefit of HCS and its Affiliates, and not for the benefit of HFC. As of the Closing Date HFC agrees to arrange for its own insurance policies with respect to the Acquired Assets and the Business covering all periods and agrees not to seek, through any means, to benefit from any of HCS's, Johnson & Johnson's or its Affiliates' insurance policies which may provide coverage for claims relating in any way to the Acquired Assets or the Business on or prior to the Closing Date, except as provided in Section 4(d).

(j) Client and Participant Information. HFC agrees to treat all client and participant data transferred hereunder in accordance with each client's respective Customer Contract. In addition, HFC agrees to treat all such client and participant data that was collected through the Business's online health risk assessments or other online applications in accordance with the Business's online privacy policy as set forth in
         Exhibit 13(j). HFC agrees to maintain all other personally identifiable participant data transferred hereunder in strict confidence.

(k) Shared Assets. Based on its due diligence, HFC in good faith believes that there are no Technology assets used in the Business that are material to operation of the Business that are not included in the Acquired Assets. However, if any such material Technology assets are identified following Closing, HCS will, to the extent it has the right to do so, permit HFC such limited use thereof as may be reasonably necessary to enable HFC to provide customers with management services substantially equivalent to those provided to such customers by the Business prior to the Closing; provided that (i) such use shall not interfere with HCS' own use of such assets; (ii) such use shall not continue for a period of more than 90 days following the Closing; (iii) HFC shall diligently undertake to obtain alternative assets as soon as possible in an effort to minimize the extent to which HFC must take advantage of the rights set forth in this paragraph; and (iv) in no event shall HCS be required to permit HFC to have access to any computer network of HCS or its Affiliates.

14. Termination. This Agreement may be terminated prior to the Closing as follows:

(a) At the written election of HFC, without liability to HFC on account of such termination, if (i) any representation or warranty of HCS made herein is untrue in any respect and such breach is not cured within ten
         (10) business days of HCS's receipt of written notice from HFC that such breach exists or occurred and such breach has a Material Adverse Effect, or (ii) HCS has defaulted in any respect in the performance of any obligation under this Agreement and such default is not cured within ten (10) business days of HCS's receipt of a written notice from HFC that such default exists or has occurred and such default has a Material Adverse Effect;

(b) At the written election of HCS, without liability to HCS on account of such termination, if (i) any representation or warranty of HFC made herein is untrue in any material respect and such breach is not cured within ten (10) business days of HFC's receipt of written notice from HCS that such breach exists or occurred, or (ii) HFC has defaulted in any material respect in the performance of any material obligation under this Agreement and such default is not cured within ten (10) business days of HFC's receipt of a written notice from HCS that such default exists or has occurred; or

(c) At the written election of either HFC or HCS after 90 days following the date hereof (but only if the Closing has not occurred other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement in all material respects).

15.      Certain Definitions.

(a) "Affiliate" means, with respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such person or entity.

(b) "Assigned Nominal Revenue" shall mean the fixed amounts payable by customers during the twelve months following the Closing Date under all Non-affiliated Customer Contracts and Non-Contracted Accounts assigned to HFC, assuming that such customers' contracts (or, in the case of Non-Contracted Accounts, the customer's current level of business with the Business) will remain in effect during such entire 12-month period, such customers will not exercise any termination rights that they may have under such contracts, and taking into consideration any reduction in such fees or payments that were conceded by HCS in order to obtain any Required Customer Consent for any such contract; provided, however, that if a customer has informed HCS or HFC that such customer intends to terminate, or not renew, its contract or relationship with the Business, or intends to materially reduce or is considering a material reduction of services from the Business, in each case during such 12-month period, then the information provided by such customer will be taken into account in calculating the Assigned Nominal Revenue.

(c) "Control" of a person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or entity, whether by contract, ownership of voting securities or otherwise.

(d) "Employee Benefit Plan" shall mean (i) any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), whether a single employer, a multiple employer or a multiemployer plan, including each related trust, custodial account or insurance contract, or (ii) any other plan, policy, program, practice or arrangement providing compensation or benefits, including, without limitation, retirement, pension, profit sharing, vacation, holiday, medical, severance, disability, death, incentive compensation, stock option or stock purchase or other similar benefits, whether written or unwritten.

(e) "Material Adverse Effect" means a material adverse effect on the Acquired Assets, taken as a whole, or on the financial condition or operating results of the Business, or on the ability of the Business to consummate the transactions contemplated by this Agreement, but shall not mean any such effect resulting from or arising in connection with
         (i) changes in economic, regulatory or political conditions generally and changes or conditions affecting the industry that the Business is in (including, without limitation, changes due to seasonality or war or terrorism) and not specifically relating to the Business, (ii) fluctuations in currency exchange rates, (iii) the transactions contemplated by this Agreement, or any announcement thereof, (iv) resignations or departures of employees or consultants of HCS, or (v) changes resulting from any action taken by HFC prior to the Closing.

(f) "Non-affiliated Customer Contracts" means Customer Contracts between HCS and a person or entity other than Johnson & Johnson or any Affiliate of Johnson & Johnson.

(g) "Non-Contracted Account" shall mean any customer of the Business that is currently purchasing goods or services from the Business without any written contract, either because its contract with HCS has expired and not been renewed (other than on a month-to-month or other informal basis) or because no contract has yet been executed with such customer.

16.      General Terms.

(a) Schedules and Exhibits. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing, and shall constitute a part of the Agreement.

(b) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered, and, when deposited, if placed in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid, addressed at the addresses set forth above. Addresses may be changed by written notice given pursuant to this Section, however any such notice shall not be effective, if mailed, until three (3) working days after depositing in the U.S. mails or when actually received, whichever occurs first.

(c) Severability. If any term of this Agreement is deemed unenforceable, void or illegal, such term shall be deemed severable from all other terms of this Agreement which shall otherwise continue in full force and effect. Further, in the event that any provision is found by such a court to be overbroad as written, such provision shall be deemed to be amended to narrow its application to the extent necessary to make the provision enforceable to the fullest extent permitted by law or equity.

(d) Counterparts. This Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument.

(e) Expenses. Except as otherwise provided herein, each party hereto shall bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including, without limitation, all fees and disbursements of lawyers, accountants and financial advisors incurred through the Closing Date.

(f) Entire Agreement; Modification and Waiver. This Agreement, together with the Schedules, Exhibits and the related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto, including without limitation the letter agreement between HCS and HFC dated January 9, 2003. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

(g) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs and successors in interest.

(h) No Third Party Beneficiaries. Except as expressly set forth in Section 12, this Agreement shall not create any rights in or be enforceable in any part by persons other than the parties hereto.

(i) Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and performed wholly within that State.

(j)      Dispute Resolution.

                  (i) Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA's National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The arbitration shall be held in New York, New York and the arbitrator shall apply the substantive law of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm. THE ARBITRATOR SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS.

                  (ii) Prior to commencement of arbitration, the parties must attempt to mediate their dispute using a professional mediator from AAA, the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. Within a period of 45 days after the request for mediation, the parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than 45 days absent agreement of the parties or interfere with the availability of emergency relief.

[Signature page to Asset Purchase Agreement between Health Fitness Corporation and Johnson & Johnson Health Care Systems Inc.]

         Each of the parties hereto has caused this Purchase Agreement to be executed by its duly authorized representative and in the manner appropriate to each, all as of the day and year first above written.

HFC:

HEALTH FITNESS CORPORATION

By:     /s/ Jerry V. Noyce
   ---------------------------------------
   Name:    Jerry V. Noyce
   Title:   President and CEO

HCS:

JOHNSON & JOHNSON HEALTH CARE SYSTEMS INC.

By:      /s/ Dave P. Carberry
   ---------------------------------------
   Name:  David P. Carberry
   Title:    Vice President, Finance

                                    EXHIBIT 2

                                     FORM OF

                                LICENSE AGREEMENT

         This License Agreement ("Agreement") is effective as of [_________], 2003 (the "Effective Date"), by and between Johnson & Johnson Health Care Systems Inc., a New Jersey corporation with an office at 425 Hoes Lane, Piscataway, NJ 08855 ("Licensor"), and Health Fitness Corporation, a Minnesota corporation with an office at 3600 West 80th Street, Suite 560, Minneapolis, MN 55431 ("Licensee").

                                    RECITALS

         A. Licensor and Licensee are parties to an Asset Purchase Agreement (the "Purchase Agreement") dated as of August [_______], 2003 pursuant to which Licensor has, on the date hereof, sold to Licensee assets used in Licensor's business of providing corporate fitness and wellness services and products to Johnson & Johnson affiliated entities and to other companies and entities, including assessment programs, consulting, operations management, wellness programs and data analysis services (the "Business"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

         B. The Purchase Agreement contemplates that Licensor and Licensee will enter into a license agreement pursuant to which Licensor will grant to Licensee a worldwide, irrevocable, paid-up, royalty-free, non-exclusive license to use the materials (whether in written, electronic or other form) listed on Schedule A attached hereto, in the form in which they exist on the date hereof, together with the know-how and methodologies embodied therein (collectively, the "Materials and Methodology").

                                    AGREEMENT

         In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto each agree to the terms and conditions in this Agreement intending to be legally bound by them.

         1. License Grant. Licensor hereby grants Licensee and its Affiliates a worldwide, irrevocable, paid-up, royalty-free, non-exclusive license to use, disclose and otherwise exploit the Materials and Methodology for any purpose in connection with the Business and Licensee's business of managing corporate and retail fitness and wellness facilities, and in connection with the development, manufacture and marketing of any product or service incorporating or utilizing any of the Materials and Methodology (the "Licensed Products and Services"), subject to the other terms and conditions set forth herein. Notwithstanding anything herein to the contrary, Licensed Products and Services shall not include any pharmaceutical or surgical products, and the license granted hereunder shall not include any right to use any of the Materials and Methodology in connection with any clinical trials or marketing of any pharmaceutical or surgical products.

         2. Disclosure of Materials and Methodology to Licensee. In connection with the execution of this Agreement, Licensor is providing Licensee with copies of all the materials described on Schedule A.

         3. No License of Mark. The license grant set forth in Section 1 is a license of the Materials and Methodology only, and nothing in Section 1 or in any other part of this Agreement shall be deemed to be a license of (a) the name "Pathways to Change", including without limitation U.S. trademark nos. 1,884,929 and 2,023,025 for such name (collectively, the "Mark"), or any derivative or similar name or mark, or (b) any other trade name, trademark, service mark, logo or domain name of Licensor or its Affiliates or any derivative or similar name or trademark, or to otherwise convey any rights or interest in or to any of the items described in clause (a) or (b) above.

         4. Use of Materials and Methodology. Licensee agrees that its and its Affiliates' use of the Materials and Methodology, including the nature and quality of the Licensed Products and Services provided by Licensee and its Affiliates, shall conform to the standards set by Licensor. Licensee and its Affiliates shall be in compliance with Licensor's quality standards so long as Licensee and its Affiliates maintain the level of quality characterized by the products and services currently offered by Licensee. Licensee agrees to provide Licensor with specimens showing use of the Materials and Methodology in connection with the Licensed Products and Services upon Licensor's request.

         5. Goodwill. Licensee recognizes that the goodwill associated with the Materials and Methodology has great value and acknowledges that, as between Licensee and Licensor, the Materials and Methodology and all rights therein and goodwill pertaining thereto belong exclusively to Licensor, and that Licensee's use of the Materials and Methodology inures solely to the benefit of Licensor. Licensee agrees that it will not attack the title or any rights of Licensor in and to the Materials and Methodology or attack the validity of this Agreement.

         6. Notice of Infringement. Licensee agrees to notify Licensor of any infringement by others of the Materials and Methodology or the Mark that may come to Licensee's attention. Licensor shall have the sole right to determine whether or not to take any action or enforcement on account of any infringement of the Materials and Methodology or the Mark. Licensee shall not institute any suit or take any action on account of any such infringement without first obtaining the written consent of Licensor to do so.

         7. Term. Subject to the termination provisions below, this Agreement shall continue in force and effect perpetually.

         8. Termination by Licensor. Licensor shall have the right to terminate the license granted in this Agreement immediately upon the appointment of any receiver or trustee to take possession of the properties of Licensee or any sequestration by governmental authority of Licensee or its assets. Licensor shall also have the right terminate the license granted in this Agreement if (a) Licensee has materially breached this Agreement, (b) Licensor has provided Licensee written notice of such breach, and (c) Licensee has failed to cure such breach within sixty (60) days after Licensee's receipt of such written notice and continues to be in such breach upon the effectiveness of such termination.

         9. Termination by Licensee. Licensee shall have the right to terminate the license granted in this Agreement immediately upon written notice to Licensor.

         10. Post-Termination. Upon termination of this Agreement, Licensee agrees to discontinue immediately all use of the Materials and Methodology. Licensee acknowledges that all rights in the Materials and Methodology and the goodwill connected therewith shall remain the property of Licensor.

         11.      Representations of Licensor; Indemnification.

         Licensor represents and warrants that: (i) Licensor exclusively owns, or has valid and subsisting license rights (with the right to sublicense) to, the Materials and Methodology, subject to no lien or encumbrance whatsoever;
(ii) to the knowledge of Licensor, the Materials and Methodology has not been challenged in any judicial or administrative proceeding and Licensor has not received and is not aware of any claim or notice of any person that such person is contemplating such action; (iii) to the knowledge of Licensor, Licensor's execution and performance of this Agreement, the transactions contemplated herein and Licensee's use of the Materials and Methodology will not infringe, misappropriate, misuse or conflict with the rights, including patent and other intellectual property or contractual rights, of third parties; (iv) Licensor has the right and authority to enter into this Agreement and to grant the license granted herein; and (v) the materials listed on Schedule A constitute all of Licensor's existing methodologies and materials (including all software relating thereto) for worksite versions of weight management programs that Licensor markets under the Mark.

         12.      Miscellaneous.

         (a) Relationship. Nothing in this Agreement shall be construed to place the parties in the relationship of principal and agent, partners or joint venturers for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent party.

         (b) Entire Agreement. This Agreement, together with the Purchase Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.

         (c) Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

         (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Copies of this Agreement with signatures transmitted by facsimile shall be deemed to be original signed versions of this Agreement.

         (e) Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the respective parties, provided, however, that Licensee may not assign this Agreement without the written consent of Licensor except to an Affiliate of Licensee or in connection with a sale of all or substantially all of Licensee's business, whether by merger, sale or license of assets or otherwise.

         (f) Severability. In the event any part of this Agreement is found to be unenforceable, the parties agree that part shall be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, that part may be severed and the other parts of the Agreement shall remain enforceable.

         (g) Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement shall be resolved pursuant to Section 16(j) of the Purchase Agreement.

JOHNSON & JOHNSON HEALTH CARE            HEALTH FITNESS CORPORATION
SYSTEMS INC.


By: __________________________________      By: ________________________________
Name:_________________________________      Name: ______________________________
Its: _________________________________      Its: _______________________________

                         SCHEDULE A TO LICENSE AGREEMENT

                        List of Materials and Methodology

The Materials and Methodology consist of the following components of Licensor's Worksite Weight Management Tool Kit:

         1.       Worksite Weight Management Program Protocol

         2.       Health Action Guide Titles

         3. Templates for Weight Management Tools, i.e., Food & Activity Tracker, Your Formula for Burning Calories, BMI Calculator, Calorie Calculator & Grocery Shopping List

         4.       Cookbook recommendations

         5.       Counselor Resource Manual

         6.       Counselor Qualification Checklist

         7.       Counselor Training Workshop (1) Materials

         8.       Program Training Workshop (1) Materials

                                EXHIBIT 3(b)(ii)

COMMUNICATION PLAN

The Communication Plan consists of three documents. The first is the script and general guidance document to be used by HCS in telephone calls to customers, which calls may be made after HFC has publicly announced this Agreement (pursuant to its press release (Exhibit 10(b)) or otherwise). HFC will notify HCS promptly upon the release of such press release (or upon such other public announcement). This script and general guidance document may also be used by the parties' respective Assignment Representatives (or their designees) during their joint meetings or telephone calls to customers of the Business as contemplated by Section 3(b)(iii) of the Asset Purchase Agreement.

The second document is a letter that HCS may distribute to customers of the Business as soon as HFC has publicly announced this Agreement.

The third document is a letter that HFC may distribute to customers of the Business, provided that it shall not be delivered until the second business day following the public announcement of this Agreement.

DOCUMENT ONE

BACKGROUND INFORMATION: JOHNSON & JOHNSON'S EMPLOYEE WORKSITE ENVIRONMENT INCLUDES A STRONG COMMITMENT TO HEALTH EDUCATION, PREVENTION, AND WELLNESS. A MAJOR COMPONENT OF THIS CULTURE IS AN EXTENSIVE HEALTH & WELLNESS PROGRAM, OFFERED AS AN ELEMENT OF THE COMPANY'S HEALTH CARE BENEFITS AT MOST MAJOR JOHNSON & JOHNSON SITES ACROSS THE COUNTRY.

ESTABLISHED IN 1983 AND BRANDED AS LIVE FOR LIFE(R), THESE PROGRAMS FOR EMPLOYEES ARE NOW IDENTIFIED AS HEALTH & WELLNESS(R) AND ARE DESIGNED TO PROVIDE EMPLOYEES, THROUGH THEIR PARTICIPATION, WITH AN OPPORTUNITY TO POTENTIALLY IMPROVE THEIR HEALTH AND WELL-BEING. IN 1986, THESE PROGRAMS WERE INTRODUCED OUTSIDE OF THE CORPORATION TO EXTERNAL CUSTOMERS THROUGH A JOHNSON & JOHNSON AFFILIATE COMPANY. THESE POSITIVE LIFESTYLE PROGRAMS CONTINUE TO BE WIDELY USED BY EMPLOYEES OF JOHNSON & JOHNSON AND ITS OPERATING COMPANIES, AS WELL AS BY EMPLOYEES OF OUTSIDE CLIENT COMPANIES.

Talking Points

- The health, fitness and well-being of our employees is a key component of our corporate environment. It helps define us as a company and reinforces our responsibilities to our customers, employees and the communities in which we live and work.

- Our internal Health and Wellness program has been well received, with high employee participation. In 1986, these services were offered to external customers through a Johnson & Johnson affiliate company.

- Creation of the Health and Fitness Division within Johnson & Johnson Health Care Systems allowed us to share our commitment and our skills with other companies and we are proud of the value we have provided as a result of this venture.

-        We want this business to continue to grow and prosper.

- It is our belief that a better way for this business to grow and prosper is to pass it on to a company that is focused on health and fitness services as its core business. As a result, Health Fitness Corporation (HFC) is acquiring the Health & Fitness Division and its key program components.

- The Johnson & Johnson Family of Companies will be HFC's largest client after the transaction.

- In transitioning the Health & Fitness business, we are working closely with the acquiring company to identify employment opportunities for our H&F employees.

- Our commitment to the health, fitness and well-being of employees will continue to be important to our overall success.

DOCUMENT TWO

                            EXTERNAL CUSTOMERS LETTER

Dear client name (from merge):

This is to let you know about some planned changes related to the Health & Fitness Division of Johnson & Johnson Health Care Systems Inc. Health Fitness Corporation (HFC) has signed an agreement with us to acquire most of the programs and accounts of our Health & Fitness Division. This transaction is subject to certain conditions, but we expect these to be met within the near future.

We have given a great deal of thought and consideration to reach this decision. Our Health & Fitness organization has enabled us to successfully share our people, our scientifically based programs, and skills with you and our other customers for more than two decades and we are proud of the value it has provided.

We also believe that providing an opportunity for this business to be integrated into a company focused on health and fitness services as its core business provides a greater opportunity for the business and for you as customers. The Johnson & Johnson Family of Companies will become HFC's largest single client after completion of the transaction.

In addition, we will work closely with HFC with the aim of ensuring that the transition from our ownership is a smooth one.

We will continue to keep you updated as the transaction progresses. In the meantime contact me at 732/562-7123 or pflynn@hcsus.jnj.com for more information.

Please let me know a good time to meet via phone and face-to-face to discuss transition issues.

Sincerely,

Patricia Flynn

DOCUMENT THREE

                               [Letterhead of HFC]

Date

Name
Title

Company
Address

City State ZIP

Dear Name,

I am pleased to announce that Health Fitness Corporation, a leader in corporate health and fitness, has agreed to acquire the Health & Fitness Services Division of Johnson & Johnson Health Care Systems Inc. (the "Health & Fitness Division")This expanded, "new HFC" will be able to serve your company and its employees' health, wellness, and fitness needs with even more resources.

The "new HFC" will be focused on providing the best of class in management, consulting, and programs services to our clients across the United States and Canada. This transaction will bring together the most formidable team of talent in the industry -- more than 3,000 health and fitness professionals -- totally focused on serving corporate America with the latest in programs and services to achieve our clients' goals.

I wanted to get this announcement and accompanying material to you immediately. I have been working with Pat Flynn, Vice President of the Health & Fitness Division, and we are in the process of making calls to all clients (we may or may not have been able to reach you already) and ideally we would like to arrange a time to meet with you. For your review, I have enclosed a brief write up about the new expanded HFC.

We eagerly look forward to the opportunity to meet with you personally to discuss this transition and to request the continuation of your business through the assignment of your contract to HFC. You are very important to us. We at HFC are excited about the opportunity to continue to serve your health and fitness needs.

/s/ Jerry Noyce
Jerry Noyce
President and CEO
Health Fitness Corporation
Attachment:

                               EXHIBIT 3(b)(i)(D)

           [LETTERHEAD OF JOHNSON & JOHNSON HEALTH CARE SYSTEMS INC.]

                               [___________], 2003

[CUSTOMER NAME]
[CUSTOMER ADDRESS]
[CUSTOMER ADDRESS]
Attention:  [CUSTOMER CONTACT PERSON]

Dear [CUSTOMER CONTACT PERSON]:

         This letter confirms our conversation regarding the proposed sale of our Health & Fitness Services business to Health Fitness Corporation ("HFC"), which we expect to occur within the next [90] days. As part of this sale, we would like to assign to HFC your Management Services Agreement with us dated [_______________] (the "Agreement"). We are confident that HFC, as successor to our Health & Fitness services business, will want to continue to serve your fitness and wellness needs as set forth in that Agreement, and we hope you will give them that opportunity.

         As evidenced by the signature of its authorized representative below, HFC agrees that, on and after the effective date of the proposed sale, it will assume all obligations to you under the Agreement, and will accept and be bound by all of the terms and conditions of the Agreement.

         By countersigning this letter, you consent to our assignment of the Agreement to HFC (and to the transfer of all related participant and other data to HFC, which it will treat in accordance with the Agreement), and you confirm your understanding that HFC will, once the proposed sale is complete, continue to serve your fitness and other wellness needs as set forth in the Agreement, which will continue in full force and effect in accordance with its terms.

         If you have any questions regarding the above, please do not hesitate to call me at (732) 562-7123.

                                     Sincerely,

                                     JOHNSON & JOHNSON HEALTH CARE SYSTEMS INC., by its Health & Fitness Services Division

                                     By:________________________________
                                     Patricia Flynn, Vice President

Accepted and agreed as of the
_____ day of ______________, 2003:

HEALTH FITNESS CORPORATION

By:_____________________________
Jerry V. Noyce, President and CEO

Accepted and agreed as of the
_____ day of ______________, 2003:

[CUSTOMER NAME]

By:_____________________________
Name:
Title:

                                EXHIBIT 3(d)(ii)

           [LETTERHEAD OF JOHNSON & JOHNSON HEALTH CARE SYSTEMS INC.]

                               [___________], 2003

[CUSTOMER NAME]
[CUSTOMER ADDRESS]
[CUSTOMER ADDRESS]
Attention:  [CUSTOMER CONTACT PERSON]

Dear [CUSTOMER CONTACT PERSON]:

         As you know, we are selling our Health & Fitness Services business to Health Fitness Corporation ("HFC"). To date, we have not yet received your consent to our proposed assignment to HFC of your Management Services Agreement with us dated [_________________]. Therefore, we are terminating that Agreement effective [___] days after the date of this letter, in accordance with the termination clause of the Agreement. This letter constitutes the notice required by that clause.

         We are confident, however, that HFC, as successor to our Health & Fitness Services business, will want to continue meeting your fitness and other wellness needs, and we hope you will give them that opportunity. Therefore, if instead of allowing the Agreement to terminate, you prefer to have HFC take over the services as set forth in the Agreement, please sign and return to me the attached consent form. If you do so, this termination notice will be deemed to be rescinded (provided we receive your signed consent form prior to the effective date of the termination) and the Agreement will be assigned to HFC as of the date our Health & Fitness Services business is sold to HFC or, if later, the date we receive your signed consent form. Following assignment to HFC, the Agreement will continue in full force and effect in accordance with its terms.

         If you have any questions regarding the above, please do not hesitate to call me at (732) 562-7123.

                         Sincerely,

                         JOHNSON & JOHNSON HEALTH CARE SYSTEMS INC., by its Health & Fitness Services Division

                         By:__________________________________

                         Patricia Flynn, Vice President

                                     CONSENT

         The undersigned customer ("Customer") hereby consents to the assignment by Johnson & Johnson Health Care Systems Inc. ("JJHCS") to Health Fitness Corporation ("HFC") of the Management Services Agreement dated [__________________] between JJHCS and Customer, and to the transfer of all related participant and other data to HFC, which it agrees to treat in accordance with the Agreement. The assignment will be effective as of the date JJHCS's Health & Fitness Services business is sold to HFC or, if later, the date JJHCS receives this signed consent form from Customer (the "Assignment Date"). The foregoing consent is given with the understanding that HFC will, on and after the Assignment Date, assume all obligations to Customer under the Agreement and accept and be bound by all of the terms and conditions of the Agreement. Customer agrees that the notice of termination set forth in the accompanying letter from JJHCS will be rescinded effective as of JJHCS's receipt of this signed consent form from Customer (provided that such receipt occurs before the effective date of the termination), and that the Agreement, as assigned to HFC, will continue in full force and effect in accordance with its terms.

Date: ___________________                   [CUSTOMER NAME]

                                            ____________________________________
                                            Name:
                                            Title:

Accepted and agreed as of the
_____ day of _____________, 2003:

HEALTH FITNESS CORPORATION

By:___________________________
Jerry V. Noyce, President and CEO

Acknowledged as of the ____ day of
_________________, 2003:

JOHNSON & JOHNSON HEALTH CARE
SYSTEMS INC., by its Health & Fitness
Services Division

By:___________________________
Patricia Flynn, Vice President

                                    EXHIBIT 7

                                ESCROW AGREEMENT

         This ESCROW AGREEMENT (this "Escrow Agreement"), is dated as of August ___, 2003 by and among Johnson & Johnson Health Care Systems Inc., a New Jersey corporation ("J&J Health"), Bayview Capital Partners LP, a Delaware limited partnership ("Bayview"), Wells Fargo Bank, National Association, as lender ("Lender"), and Wells Fargo Bank Minnesota, National Association, as escrow agent (the "Escrow Agent").

                              W I T N E S S E T H:

         WHEREAS, Health Fitness Corporation, a Minnesota corporation ("HFC"), and J&J Health are parties to that certain Asset Purchase Agreement, dated as of the date hereof (the "Asset Purchase Agreement"), pursuant to which HFC will acquire certain assets (the "Acquired Assets") of the Health & Fitness Services division of J&J Health;

         WHEREAS, to induce J&J Health to enter into the Asset Purchase Agreement, Section 7(a) of the Asset Purchase Agreement provides that, in connection with the purchase of the Acquired Assets, the sum of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000.00) (the "Escrow Contribution") shall be deposited with the Escrow Agent and held by the Escrow Agent in an escrow account established pursuant to this Escrow Agreement, and subsequently disbursed in accordance with the terms of this Escrow Agreement;

         WHEREAS, the Lender will deposit Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000) of the Escrow Contribution with the Escrow Agent and Bayview will deposit Three Million Dollars ($3,000,000) of the Escrow Contribution with the Escrow Agent; and

         WHEREAS, the Escrow Agent has agreed to hold the Escrow Fund (as defined herein) pursuant to the terms of this Escrow Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                  DEFINED TERMS

         1.1)     Defined Terms. Capitalized terms used and not otherwise
defined in this Agreement shall have the meanings assigned to them in the Asset Purchase Agreement.

         1.2)     Additional Definitions. The following terms shall have the following meanings:

         "Closing Distribution Notice" means as defined in Section 4.1.

         "Escrow Fund" means the Escrow Contribution deposited with the Escrow Agent pursuant to Section 7(a) of the Asset Purchase Agreement, together with interest and other earnings and profits upon or in respect of such amount, minus amounts paid or distributed pursuant to this Agreement.

         "Permitted Investments" means as defined in Section 3.1.

         "Post-Closing Distribution Notice" means as defined in Section 4.1.

                                   ARTICLE II
                                     ESCROW

         2.1)     Funds Placed in Escrow. On the date hereof, Lender and Bayview have deposited the Escrow Contribution with the Escrow Agent. The Escrow Agent hereby acknowledges receipt of such deposits and accepts delivery of the Escrow Contribution. The Escrow Agent agrees to hold the Escrow Fund in an escrow account, subject to the terms and conditions of this Agreement. The escrow account shall be a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party to this Agreement.

         2.2)     Repayment; Reimbursement. The Escrow Fund shall be utilized to pay to J&J Health the Purchase Price at the Closing for the Acquired Assets and to pay J&J Health any adjusted Purchase Price after the Closing, all as provided in Section 7(a) of the Asset Purchase Agreement.

         2.3)     Escrow Taxes. Unless otherwise required by law, J&J Health will include in its income, for federal, state, local and foreign tax purposes, that portion of income and gains realized by the Escrow Fund that is disbursed to J&J Health, and shall pay all income taxes due with respect thereto. HFC will include in its income, for federal, state, local and foreign tax purposes, that portion of income and gains realized by the Escrow Fund that is disbursed other than to J&J Health. As soon as practicable after December 31 of each calendar year (but in no event later than required by applicable law), the Escrow Agent shall report, as required by applicable law, income and gains realized by the Escrow Fund in a manner consistent with this section.

                                   ARTICLE III
                               INVESTMENT OF FUND

         3.1)     Permitted Investments; Interest. From the date hereof until the final disbursement from the Escrow Fund pursuant to Article 4 of this Escrow Agreement, the Escrow Agent is authorized and directed to invest and reinvest the Escrow Fund in the Wells Fargo Treasury Plus Money Market Fund (the "Permitted Investments"). The Escrow Agent hereby represents that the Wells Fargo Treasury Plus Money Market Fund is a money market fund that is rated AAA or Aaa by Standard & Poor's or Moody's, respectively, and that provides daily liquidity without penalty. The Permitted Investments and interest accruing on, and any profit resulting from, such investments shall be added to, and become a part of, the Escrow Fund pursuant to this Escrow Agreement. For purposes of this Escrow Agreement, "interest" on the Escrow Fund shall include all proceeds thereof and investment earnings with respect thereto. The Permitted Investments shall be registered in the name of the Escrow Agent. The Escrow Agent shall have full power and authority to sell any and all of the Permitted Investments held by it under this Escrow Agreement as necessary to make disbursements under this Escrow Agreement, and may use its bond department to effect such sales. The Escrow Agent shall not be responsible for any unrealized profit or realized loss realized on such investments.

                                   ARTICLE IV
                            RELEASE OF ESCROW ACCOUNT

         4.1)     Closing of the Asset Purchase Agreement. In connection with the consummation of the Closing under the Asset Purchase Agreement, J&J Health and HFC shall deliver to the Escrow Agent, with a copy to Bayview and the Lender, a notice jointly executed by J&J Health and HFC stating that all conditions precedent to the Closing of the Asset Purchase Agreement, with the exception of delivery of the Purchase Price, have been satisfied and not waived (provided that J&J Health may, in its sole and absolute discretion, waive any one or more conditions precedent to J&J Health's obligation to consummate the Closing set forth in Section 11(d)(ii) of the Asset Purchase Agreement), and setting forth the amount of the Purchase Price to be distributed to J&J Health in accordance with Section 7(a) of the Asset Purchase Agreement (the "Closing Distribution Notice"), and the Escrow Agent thereupon shall promptly make a disbursement to J&J Health from the Escrow Fund in the amount set forth in the Closing Distribution Notice. Thereafter, at the end of each of the six calendar months following the month in which the Closing occurs, the Escrow Agent shall disburse to J&J Health an amount equal to the amount, if any, by which the Purchase Price as recalculated in accordance with Section 7(a) of the Asset Purchase Agreement at such month-end exceeds the total Purchase Price theretofore paid to J&J Health upon the receipt of a notice, with a copy to Bayview and the Lender, jointly executed by J&J Health and HFC setting forth and directing the disbursement of any such amount (each a "Post-Closing Distribution Notice"). Promptly following full payment of all amounts set forth in the Closing Distribution Notice and all amounts set forth in the Post-Closing Distribution Notices, any amounts remaining in the Escrow Fund shall be disbursed to Lender.

         4.2)     Termination of the Asset Purchase Agreement. On receipt of a notice jointly executed by J&J Health and HFC stating that the Asset Purchase Agreement has been terminated (the "Termination Distribution Notice"), the Escrow Agent shall promptly disburse all amounts in the Escrow Fund to Lender and to Bayview pro rata based on the percentage of the Escrow Contribution contributed by each.

         4.3)     No Closing or Termination. If the Escrow Agent has not
received the Closing Distribution Notice or Termination Distribution Notice on or before November 30, 2003, the Escrow Agent shall promptly disburse all amounts in the Escrow Fund to

Lender and to Bayview pro rata based on the percentage of the Escrow Contribution contributed by each.

                                    ARTICLE V
                   LIABILITY AND COMPENSATION OF ESCROW AGENT

         5.1)     No Implied Duties. The duties and obligations of the Escrow
Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement, and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall, in determining its duties hereunder, be under no obligation to refer to any other documents between or among the parties related in any way to this Escrow Agreement (except to the extent that this Escrow Agreement specifically refers to or incorporates by reference provisions of any other document).

         5.2)     Indemnification of Escrow Agent. HFC and the Escrow Agent have entered into a separate letter agreement dated the date hereof relating to indemnification of the Escrow Agent for certain liability and expense which may arise out of actions taken or omitted by the Escrow Agent in accordance with this Escrow Agreement (except such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Agent).

         5.3)     Standard of Care; Reliance. The Escrow Agent shall not be
liable to any person by reason of any error of judgment or for any act done or step taken or omitted by it, or for any mistake of fact or law or anything which it may do or refrain from doing in connection herewith unless caused by or arising out of its own gross negligence or willful misconduct. The Escrow Agent shall be entitled to rely in good faith on, and shall be protected in acting in reliance in good faith upon, any instructions or directions furnished to it in writing jointly executed by J&J Health and HFC or by Lender and Bayview, as applicable, pursuant to any provision of this Escrow Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by J&J Health and HFC or by Lender and Bayview, and reasonably believed by the Escrow Agent to be genuine and to have been signed and presented by the proper party or parties. In performing its obligations hereunder, the Escrow Agent may consult with counsel to the Escrow Agent and shall be entitled to rely in good faith on, and shall be protected in acting in reliance in good faith upon, the advice or opinion of such counsel.

         5.4)     Compensation of Escrow Agent. The Escrow Agent shall be
entitled to its customary fee for the performance of services by the Escrow Agent hereunder for each year or portion thereof that any portion of the Escrow Fund remains in escrow and shall be reimbursed for reasonable costs and expenses incurred by it in connection with the performance of such services (such fees, costs and expenses are hereinafter referred to as the "Escrow Agent's Compensation"). The Escrow Agent's Compensation shall be paid by HFC pursuant to the terms of a separate letter agreement between the Escrow Agent and HFC dated the date hereof.

         5.5)     Resignation and Successor. The Escrow Agent may resign at any time by giving sixty (60) days written notice to Lender, Bayview and J&J Health; provided, that such resignation shall not be effective unless and until a successor Escrow Agent has been appointed and accepts such position pursuant to the terms of this Section 5.5. In such event, Lender, Bayview and J&J Health shall jointly appoint a successor Escrow Agent. If a successor Escrow Agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. Such appointment shall be effective on the effective date of the aforesaid resignation (the "Escrow Transfer Date"). On the Escrow Transfer Date, all right title and interest to the Escrow Fund, including interest thereon, shall be transferred to the successor Escrow Agent and this Escrow Agreement shall be assigned by the Escrow Agent to such successor Escrow Agent, and thereafter, the resigning Escrow Agent shall be released from any further obligations hereunder. The Escrow Agent shall continue to serve until its successor is appointed, assumes this Escrow Agreement and receives the transferred Escrow Fund.

         5.6)     Disputes. It is understood and agreed that in the event any adverse claims or demands are made in connection with the Escrow Fund, or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall retain the Escrow Fund until the Escrow Agent shall have received (i) an enforceable final order of a court or arbitrator of competent jurisdiction which is not subject to further appeal directing delivery of the Escrow Fund or (ii) a written statement jointly executed by J&J Health and HFC, on the one hand, and Lender and Bayview, on the other hand, directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court or arbitrator order referred to in clause (i) immediately above shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that said court or arbitrator order or judgment is final and enforceable and is not subject to further appeal. The Escrow Agent shall act on such court or arbitrator order and legal opinion without further question.

         5.7)     Limitation on Damages. In no event shall the Escrow Agent be liable in connection with this Escrow Agreement for any special, indirect or consequential loss or damage of any kind whatsoever, even if the Escrow Agent has been previously advised of such loss or damage.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         6.1)     Representations by Escrow Agent. The Escrow Agent represents and warrants to each of the other parties hereto that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Escrow Agreement by it has been duly authorized and approved by all necessary action; that this Escrow Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Escrow Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or by which it or its properties or assets may be bound.

         6.2)     Representations by J&J Health, Bayview and Lender. J&J Health,
Bayview and Lender each represents to each of the other parties hereto that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; that it has the power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; that the execution, delivery and performance of this Escrow Agreement by it has been duly authorized and approved by all necessary action; that this Escrow Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and that the execution, delivery and performance of this Escrow Agreement by it will not result in a breach of or loss of rights under or constitute a default under or a violation of any trust (constructive or other), agreement, judgment, decree, order or other instrument to which it is a party or by which it or its properties or assets may be bound.

                                   ARTICLE VII
                                   TERMINATION

         7.1)     Termination. This Agreement shall terminate on the date all amounts in the Escrow Fund have been disbursed as provided herein.

                                  ARTICLE VIII
                                     GENERAL

         8.1)     Other Agreements. Nothing in this Agreement is intended to limit any of the rights of HFC or J&J Health, or any obligation of HFC or J&J Health, under the Asset Purchase Agreement (or any agreement entered into in connection with the transactions contemplated by the Asset Purchase Agreement).

         8.2)     Governing Law. This Agreement shall be governed by the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of law).

         8.3)     Arbitration.

                  (i) The parties hereby agree that any dispute shall be resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining (available by www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA's National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from the selection of the arbitrator, or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The arbitration shall be held in Minneapolis, Minnesota and the arbitrator shall apply the substantive law of Minnesota, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm. THE ARBITRATOR SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS' FEES OR COSTS.

                  (ii) Prior to the commencement of arbitration, the parties must attempt to mediate their dispute using a professional mediator from AAA, the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. Within a period of 45 days after the request for mediation, the parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than 45 days absent agreement of the parties or interfere with the availability of emergency relief.

         8.4) Benefit; Successor and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but shall not be assignable by any party hereto without the written consent of all of the other parties hereto. The parties acknowledge that HFC is an intended third-party beneficiary of this Escrow Agreement and that this Escrow Agreement will not be amended without the consent of HFC. This Escrow Agreement is not intended to confer on any person not a party hereto, other than HFC pursuant to the immediately preceding sentence, any rights or remedies hereunder.

         8.5)     Severability. If any provision of this Agreement, or the
application of such a provision, is for any reason and to any extent invalid or unenforceable, the remainder of this Agreement and application of such provision to other circumstances shall be interpreted so as reasonably to effect the intent of the parties to this Agreement. The parties shall replace such void or unenforceable provision of this Agreement with a

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

valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

         8.6)     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of it, individually or taken together, whether delivered via facsimile or otherwise, bear the signatures of all the parties reflected hereon as signatories.

         8.7)     Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. Except with respect to HFC pursuant to Section 8.4, notwithstanding any rights that may be created in any third party under the terms of this Agreement, no such amendment or waiver shall require the consent of such third party to be effective. The waiver by a party of any breach of this Agreement or default in the performance of any obligations under this Agreement shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

         8.8)     Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by commercial courier service or otherwise, or by telecopier, or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to J&J Health:

         Johnson & Johnson Health Care Systems Inc.
         425 Hoes Lane
         Piscataway, NJ  08855
         FAX:  (732) 562-3121
         Attention: David P. Carberry

         If to Escrow Agent:

         Wells Fargo Bank Minnesota, N.A.
         Corporate Trust Services
         MAC N9303-110
         Sixth and Marquette
         Minneapolis, MN 55479
         FAX: 612-667-2160
         Attention: Steven R. Gubrud

         If to Lender:
         Wells Fargo Bank, N.A.
         7900 Xerxes Avenue South
         MAC N9307-013
         Bloomington, MN 55431

         FAX: (612) 316-1621
         Attention: Kent A. Paulson

         If to Bayview:

         Bayview Capital Partners LP
         641 East Lake Street, Suite 2400
         Wayzata, MN 55391
         FAX: (952) 345-2001
         Attention: Cary Musech and Sean A. Epp

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

         8.9)     Construction of Agreement. This Escrow Agreement has been
negotiated by the respective parties hereto and their attorneys and the language of this Agreement shall not be construed for or against any party. A reference to a Section shall mean a Section in this Agreement unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

         8.10)    Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described in this Escrow Agreement and contemplated by it and to carry into effect the intents and purposes of this Escrow Agreement.

         8.11)    Absence of Third Party Beneficiary Rights. No provisions of this Escrow Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder or partner of any party to this Escrow Agreement or any other person or entity unless specifically provided otherwise in it, and, except as so provided, all provisions of this Escrow Agreement shall be personal solely among the parties to this Escrow Agreement.

         8.12)    Entire Agreement. This Escrow Agreement and the Asset Purchase
Agreement and the exhibits and schedules to this Escrow Agreement and to the Asset Purchase Agreement constitute the entire understanding and agreement of the parties to this Escrow Agreement with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms of this Escrow Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms of this Escrow Agreement.

         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first above written.

JOHNSON & JOHNSON HEALTH CARE SYSTEMS INC.  Wells Fargo Bank Minnesota, National
                                            Association, as Escrow Agent

By:  _________________________________      By: ________________________________
Name: ________________________________      Name:_______________________________
Title: _______________________________      Title:______________________________

WELLS FARGO BANK, NATIONAL ASSOCIATION,     BAYVIEW CAPITAL PARTNERS LP
AS LENDER
                                            BY: BAYVIEW CAPITAL MANAGEMENT LLC
                                            ITS: GENERAL PARTNER
By:  _________________________________      By:  _______________________________
Name: ________________________________      Name: ______________________________
Title: _______________________________      Title: _____________________________

                                  EXHIBIT 10(b)

FORM IMMEDIATE RELEASE

FROM:    Health Fitness Corporation
         3600 West 80th Street Minneapolis, Minnesota 55431

CONTACT: Geri Martin
         Vice President of Marketing
         952.897.5245 or gmartin@hfit.com

        HEALTH FITNESS CORPORATION TO PURCHASE HEALTH & FITNESS SERVICES
             DIVISION OF JOHNSON & JOHNSON HEALTH CARE SYSTEMS INC.

                                        (a)       Creating America's Largest
                                                  Worksite Health, Wellness And
                                                  Fitness Company

MINNEAPOLIS, MINNESOTA, _________________, 2003 - Health Fitness Corporation (OTC BB: HFIT), today announced it has signed an agreement to acquire the business assets of the Health & Fitness Services Division (HFS Division) of Johnson & Johnson Health Care Systems Inc. (JJHCS) for an undisclosed purchase price.

Assets to be acquired by Health Fitness Corporation consist primarily of client contracts, proprietary wellness, lifestyle and health promotion programs and other health and wellness services of the HFS Division. Johnson & Johnson Health Care Systems will retain its Integrated Behavioral Solutions business unit, and will license certain Behavioral Solutions methodologies to Health Fitness Corporation for use in its business. As part of the transaction, HFC will enter into a multi-year management contract with another subsidiary of Johnson & Johnson under which HFC will manage 30 Johnson & Johnson affiliate sites, making J&J and its affiliates HFC's largest client.

As a result of this acquisition, Health Fitness Corporation will have the largest market share and geographical presence in the industry, and will be well-positioned to continue serving all of its existing clients together with those of the HFS Division, and to build new business. The closing is subject to certain conditions that the parties are endeavoring to satisfy within the next 45 to 60 days.

The HFS Division of Johnson & Johnson Health Care Systems has been serving clients since 1986, providing corporate fitness and wellness services and programs to companies across the United States and Canada and in Latin America. Services include: health and fitness center management, consulting, occupational health services, health risk assessment programs, wellness, fitness, injury prevention and treatment programs and data analysis services. Currently, the HFS Division manages approximately 190 health fitness centers throughout the U.S.

Health Fitness Corporation plans to finance its acquisition of the HFS Division primarily with a bank term loan; supplemented with venture financing.

"This transaction will make Health Fitness Corporation the leader in the worksite wellness and corporate fitness industry," said Jerry Noyce, Health Fitness Corporation CEO and president. "Driving corporate health and wellness needs are a number of widely publicized health concerns in the U.S. related to unhealthy lifestyles, including tobacco use, poor diet, and sedentary habits which lead to overweight, obesity, heart disease and diabetes. As companies seek relief from their rising health care premiums and medical costs, they increasingly look to their health and wellness program providers to deliver a more complete range of health enhancement offerings. We are tremendously excited about the opportunity to broaden our program offerings by integrating the Health & Fitness Services division of Johnson & Johnson Health Care Services into Health Fitness Corporation. Employers want programs that produce quantifiable results. We have a greater opportunity to impact those trends by combining our existing program offerings with those we are acquiring, and delivering superior services to the worksite."

                                        (i)       ABOUT HEALTH FITNESS
                                                  CORPORATION

Health Fitness Corporation is the leading provider of results-oriented fitness, assessment, wellness, and occupational health services to corporations, hospitals, universities and communities. HFC has been serving clients since 1975 and manages 200 sites across the U.S. and Canada. For more information about Health Fitness Corporation, go to www.hfit.com.

This press release contains forward-looking statements within the meaning of federal securities laws. These statements include statements regarding intent, belief or current expectations of Health Fitness Corporation and its management. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that may cause Health Fitness' actual results to differ materially from the results discussed in these statements. Please refer to Management's Discussion and Analysis contained within the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

                               EXHIBIT 11(b)(iii)

                                     FORM OF

                     ASSIGNMENT AND ASSUMPTION OF CONTRACTS

         THIS ASSIGNMENT AND ASSUMPTION (this "Assignment and Assumption") is made this ____ day of ________________, 2003 by and between Johnson & Johnson Health Care Systems Inc., a New Jersey corporation with an office at 425 Hoes Lane, Piscataway, NJ 08855 ("Assignor"), and Health Fitness Corporation, a Minnesota corporation with an office at 3600 West 80th Street, Suite 560, Minneapolis, MN 55431 ("Assignee").

         WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of July ____, 2003, by and between Assignor and Assignee (the "Purchase Agreement"), Assignor has, on the date hereof, sold to Assignee assets used in the Company's Health & Fitness Services business (the "Business"); and

         WHEREAS, Purchase Agreement provides that, at the Closing (as defined in the Purchase Agreement), Assignor will assign to Assignee certain contracts relating to the Business, and Assignee will assume such contracts from Assignor;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

         1. All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

         2. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor's right, title and interest in, to and under the Contracts that are listed on Schedule A attached hereto, and Assignee hereby accepts such assignment and assumes and agrees to pay, perform and discharge when due all of the liabilities and obligations of Assignor arising on or after the Closing Date under such Contracts.

         3. This Assignment and Assumption and the obligations of the parties hereunder shall survive the Closing, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles), and may not be modified or amended in any manner other than by a written agreement signed by both parties.

         4. This Assignment and Assumption may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Copies of this Assignment and Assumption with signatures transmitted by facsimile shall be deemed to be original signed versions of this Assignment and Assumption.

         5. Assignor and Assignee each hereby covenants and agrees that it will, at any time and from time to time if requested by the other party, or its successors or assigns, do, execute, deliver and acknowledge, or will cause to be done, executed, delivered and acknowledged, to such other party, or its successors or assigns, as the case may be, such and all further acts, assignments, assumptions and additional papers and instruments as such other party may reasonably request, and do or cause to be done all acts or things as often as such other party may reasonably request and which may be proper or necessary or advisable for better evidencing or effecting the agreements made hereby, and effectively to carry out the intent hereof.

         6. This Assignment and Assumption is delivered pursuant to and is subject to the terms and provisions of the Purchase Agreement. If any provision hereof is construed to conflict with any provision of the Purchase Agreement, the provisions of the Purchase Agreement shall be deemed controlling.

         IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption with the intent and agreement that the same shall be effective as of the day and year first above written.

                                      JOHNSON & JOHNSON HEALTH CARE SYSTEMS INC.

                                      By:_______________________________
                                      Name:
                                      Title:

                                      HEALTH FITNESS CORPORATION

                                      By:_______________________________
                                      Name:
                                      Title:

                                EXHIBIT 11(b)(vi)

                        MASTER SERVICES AGREEMENT BETWEEN

                        JOHNSON & JOHNSON SERVICES, INC.,

                                       AND

                           HEALTH FITNESS CORPORATION

__________________, 2003

         This Agreement, dated as of ______________, 2003 ("Effective Date") between Health Fitness Corporation, a Minnesota corporation (hereinafter "HFC"), and Johnson & Johnson Services, Inc., a ____________ corporation (hereinafter "J&J Services"), sets forth the terms and conditions upon which the parties agree to implement and manage the system of corporate health fitness centers of, and provide other health, wellness and fitness services to J&J Services and its affiliates.

1.       Service Level Agreements; Exclusive Field

1.1 The parties contemplate that HFC and J&J Services will, during the term of this Agreement, enter into service level agreements on an annual basis (each "Service Level Agreement") relating to the implementation and/or management of all of the corporate health fitness centers of, and/or the provision of all other health, wellness and fitness programs, products and services ("Wellness and Fitness Core") to, J&J Services and its affiliates in the United States (the "Field"). Each Service Level Agreement will contemplate that HFC will perform services (the "Services") to J&J Services and/or its affiliates (each entity to which such Services are provided, a "Service Recipient"). The Services will include, without limitation, services necessary to implement and manage all of the health fitness centers of J&J Services and its affiliates (the "Centers") and will provide to each Service Recipient at least those services provided for in the service agreement which each Service Recipient currently has in place with Johnson & Johnson Health Care Systems Inc, which services are described on the attached Exhibits "I-A" (Wellness and Fitness Core Services - All Locations), I-B (Wellness and Fitness Core and Additional Services - By Site) and "I-C" (J&J Site Locations and Services Summary). The terms and conditions relating to HFC's provision of the Services shall be as set forth in the applicable Service Level Agreement and in this Agreement, with such Service Level Agreement controlling to the extent of any conflict between such Service Level Agreement and this Agreement. In addition, notwithstanding anything to the contrary in this Agreement or in any Service Level Agreement, HFC shall have the right, upon the specific written approval of the Service Recipient, to offer additional programming, products and services in the Field to the employees, contractors and other agents of the Service Recipients, where the fees for such programming, products or services are paid directly to HFC by such employees, contractors or other agents.

1.2 In order to facilitate the provision by HFC of the Services, each Service Recipient will agree to provide various support services described in the applicable Service Level Agreements (the "J&J Support"). J&J Services guaranties that each Service Recipient will perform the J&J Support in a professionally competent manner, using the standard of care a reasonable person would use in the provision of the applicable J&J Support service being performed. In addition, with respect to Services related to Centers, J&J Services or the applicable Service Recipient shall be responsible for furnishing to the Center electricity, gas, water, steam, telephone, cleaning services, extermination services, elevator and boiler maintenance, air conditioning maintenance, master television antennas, and other necessary utilities or services. J&J Services or the applicable Service Recipient shall also be responsible for making or installing such alterations, repairs or decorations of the facilities at which the Centers are located as J&J Services or the applicable Service Recipient deems reasonable or necessary. Each Service Recipient will provide physical exercise equipment, which HFC will service and maintain in accordance with the accompanying equipment manuals and instructions. In addition, each Service Recipient will provide HFC with at least one computer terminal at each fitness site with access to the Johnson & Johnson computer network for Fitness Center Tracking.

1.3 J&J Services agrees that, during the term of this Agreement, HFC shall be the exclusive provider of services in the Field to the extent that those services are currently being provided by Johnson & Johnson Health Care Systems Inc. ("Exclusive Services"), and J&J Services shall not, and shall cause its affiliates not to, do, perform or conduct any Exclusive Services or contract with any third party other than HFC for the provision of any Exclusive Services. Notwithstanding the foregoing, but subject to any Service Level Agreement, neither J&J Services nor any of its affiliates shall be under any obligation to develop or maintain any Center or contract with HFC for any services to be performed in the Field.

2.       Fees

2.1 The fees payable to HFC for its provision of Services under a Service Level Agreement will be set forth in such Service Level Agreement (the "Service Level Fees"). With respect to Services related to the management of Centers, the Service Level Fees shall be no less than (i) HFC's "Entire Costs" for providing such Services, including, but not limited to(A) wages of HFC employees, and insurance costs (including the insurance noted in Section 7.2) (collectively referred to as "fixed costs"), and (B) costs for administrative and operating supplies, telephone calls and facsimile, office and other equipment, maintenance of office and other equipment, any publications, travel expenses, any applicable sales tax fees, and any charges for shipping and handling (collectively referred to as "variable costs"), plus (ii) the percentage of the Entire Costs set forth opposite the applicable year in which such Entire Cost becomes payable:

Year                                      Percentage of  Entire Costs
2003                                                 15%

2004                                                 15%

2005                                                 16%

2006                                                 16%

Notwithstanding the foregoing, HFC's Service Level Fees during the remainder of calendar year 2003 shall not exceed the total costs currently incurred by J&J Services for the same services. J&J Services' total projected costs for calendar year 2003 are $4,923,035. Subsequent increases in Service Level Fees for the same services shall not exceed the increase in the cost of living as reflected in the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor unless they have been first discussed with the Service Recipient and agreed to in writing.

In addition, HFC and J&J Services agree to develop a performance based "Risk/Reward" Incentive Plan for HFC to attain on an annual basis. The parameters for, and the monetary value of, the plan will be jointly developed and agreed to during the first six months of the contract. Annual review of the specific parameters for each contract year will be mutually agreed upon during the fourth quarter of the preceding year.

2.2 From time to time, as agreed to by the parties, HFC shall provide additional services ("Additional Services") to J&J Services other than the Wellness and Fitness Core. Services Fees for the Additional Services shall be as agreed to annually by the parties; provided, however, that no fee for any Additional Services shall be higher than the lowest fee offered for the same service to any other customer of HFC ("Additional Fees"). In addition, Service Level Fees are subject to renegotiation up or down from time to time as warranted by major increases or decreases in the personnel census and/or level of services at various Field locations as per Exhibit I-C.

2.3 HFC shall invoice J&J Services monthly for the Service Level Fees and any Additional Fees (collectively, the "Fees") incurred by J&J Services in the month prior to such invoice. Fixed fees and variable fees shall be separately itemized on such invoices. The invoices shall set forth the basis for such Fees in reasonable detail. All Fees shall be paid by J&J Services to HFC within forty- five (45) days after the date of the HFC invoice. Amounts invoiced and not paid within 45 days of receipt shall be subject to monthly interest of one-half percent (.5%), which shall be added to the Fees due.

3.       Term & Termination

3.1 This Agreement shall remain in effect from the Effective Date and until December 31, 2006 (the "Termination Date"), unless terminated earlier as provided in Section 3.2. Following the Termination Date, this Agreement shall automatically be renewed for successive one year periods unless either party delivers written notice to the other party at least 90 days prior to the Termination Date.

3.2 If at any time during the term of this Agreement HFC, on the one hand, or J&J Services, on the other hand, commits a material breach of this Agreement and such breach is not cured within sixty (60) days following receipt of written notice of the breach by the non-breaching party, the non-breaching party shall have the right (but not the obligation) to terminate this Agreement. The parties acknowledge that the breach of a Service Level Agreement that is material with respect to the Services under such Service Level Agreement will not be deemed a material breach of this Agreement for purposes of this Section 3.2 unless such breach, together with other then uncured breaches of Service Level Agreements, in the aggregate are material.

3.3 It is recognized that HFC has responsibility for the hosting of the Health Profile program during the entire term of this Agreement. However, if, after the second anniversary of the date hereof, J&J Services decides that because of cost or service J&J Services wants to explore other options with respect to the hosting location of the Health Profile program, HFC and J&J Services shall negotiate in good faith regarding the transfer of such hosting location so as to minimize costs and maximize service with respect to the Health Profile program. Upon the termination of this Agreement, HFC shall, to the extent not prohibited from doing so, grant J&J Services a non-transferable, non-exclusive license to use, and shall promptly transfer to J&J Services, all Health Profile program written materials, employee data and software (including a license to use the Health Profile portion of Insight +). The scope of such license shall be solely for the purpose of conducting the Health Profile program with the employees of Johnson & Johnson and its affiliates.

3.4 Termination of this Agreement shall not affect the rights and obligations of the parties that have accrued prior to the date of termination.

3.5 J&J Services will not, and will cause its affiliates not to, during the term of this Agreement and for a period of one (1) year following its termination, without the prior written consent of HFC, hire any employee or retain any consultant who was, at any time during the term of this Agreement, employed or retained by HFC to provide services related in any material respect to the Services. Notwithstanding the foregoing, either J&J Services or its affiliates may at any time rehire any of those persons who were employees of Johnson & Johnson or its affiliates on the date of this Agreement and who are named on the attached Exhibit "II".

3.6 A waiver of a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach of that provision or a breach of any other provision hereof. Failure of either party to enforce at any time or from time to time any provision of this Agreement shall not be construed as a waiver thereof.

4.       Third Party Information

4.1 In order for HFC to render services hereunder it may be necessary for J&J Services and/or a Service Recipient to disclose to HFC information concerning or obtained from employees, patients, vendors and other third parties. J&J Services represents and warrants to HFC that all such information heretofore and in the future disclosed to HFC in pursuance hereof has been and will be disclosed in a manner which does not violate the rights of third parties. With respect to any such information provided to HFC and/or a Service Recipient, and not improperly disclosed by HFC, J&J Services agrees to indemnify HFC with respect to a third party's claim that such information was improperly obtained from such third party or improperly disclosed to HFC.

4.2 HFC shall disclose and use such information in a manner that does not violate the rights of third parties. HFC agrees on behalf of itself, its employees, agents and subcontractors to indemnify J&J Services with respect to a third party's claim that such information was improperly disclosed by HFC, or any employee, agent or subcontractor of HFC, but only to the extent improperly disclosed by HFC.

4.3 HFC shall, if and to the extent required by HIPAA or any other applicable law, execute and deliver to J&J Services a "business associate" or other similar agreement in a form so required, and HFC shall thereafter be subject to the provisions thereof. If HFC and J&J Services disagree about whether or the extent to which HFC is required by HIPAA or other applicable law to execute and deliver to J&J Services such a "business associate" or other similar agreement, HFC and J&J Services shall submit such issue to a third-party, disinterested expert on HIPAA, whose determination with respect to such issue shall be final and binding on both HFC and J&J Services. HFC and J&J Services shall each pay one-half of the costs associated with retaining such expert.

5.       Intellectual Property and Confidential Information

5.1 All intellectual property used or generated by HFC in the implementation of this Agreement shall remain the sole property of HFC. During the term of this Agreement, HFC hereby grants to J&J Services and the applicable Service Recipient a worldwide, royalty-free (except for the payments described elsewhere herein), non-exclusive license to use, but not to sell, transfer or sublicense, such intellectual property insofar as necessary to enable J&J Services to realize intended benefits of the Services, provided that, this license does not apply to any trademark, service mark, trade name or corporate name owned or used by HFC or any of its affiliates.

5.2 J&J Services acknowledges that the programming and operational manuals prepared by HFC for operation and management of the Centers are copyrighted and owned by HFC and that HFC's systems and methods of operations for the Centers are proprietary to HFC (such copyrighted and proprietary information is hereafter referred to as "HFC Intellectual Property"). J&J Services acknowledges that HFC is in the business of managing similar centers for third parties and that HFC utilizes HFC Intellectual Property at such other centers. Upon termination of this Agreement for any reason, HFC shall retain all rights to and copies of any materials, documents and media (including computer software) containing HFC Intellectual Property, and J&J Services agrees that it will not, and it will cause its affiliates not to, use any of the HFC Intellectual Property after termination.

5.3 HFC and J&J Services agree to hold in confidence each other's confidential information in the same manner (but not less than a reasonable standard of care) that they employ to protect their own confidential information of like importance. "Confidential Information" includes, but is not limited to, any and all of either party's product information relating to design, functionality, pricing, manufacturing, or marketing; the terms and conditions of any proposed or actual agreement between the parties; either party's business policies, practices or trade secrets; and the information of others that is received by either party under an obligation of confidentiality.

5.4 Notwithstanding the foregoing or anything else herein to the contrary, HFC shall have the right to disclose to current and potential customers and other third parties information about HFC's provision of the Services, and the success thereof, but only to the extent that such information is in the public domain. HFC may not otherwise use the names, trademarks, or logos of Johnson & Johnson or any of its affiliates in any public utterance or publication without the express written permission of J&J Services.

6.       Relationship of Parties

6.1 HFC shall perform the Services in a professionally competent manner, using the standard of care customary among the providers of health care management and consulting services in the United States similar to the applicable Service being performed.

6.2 Neither this Agreement nor the services to be rendered hereunder are intended for the benefit of third parties, including without limitation any Service Recipient.

6.3 All services rendered by HFC hereunder are rendered only to J&J Services (and not to any Service Recipient), and J&J Services is solely responsible for whether and how such services (and the advice embodied therein) are used with respect to the Service Recipients and the employees, patients and other third parties thereof.

6.4 HFC is an independent contractor of J&J Services and not a partner, agent or joint venturer of J&J Services; and neither party shall hold itself out contrary to these terms by advertising or otherwise, nor shall either party be bound by any representation, act or omission whatsoever of the other. J&J Services and HFC acknowledge that each is solely responsible for all activities conducted by its respective employees or agents during the term of this Agreement.

7.       Indemnity; Insurance

7.1 HFC shall indemnify, defend and hold harmless J&J Services and its affiliates and their directors, officers, and employees("Indemnified Parties") , from and against claims by third parties arising out of or based upon the performance of the Services, except insofar as any such claim arises out of or is based upon the negligent or willful misconduct of any Indemnified Party. J&J Services shall indemnify, defend and hold harmless HFC and its affiliates and their directors, officers, and employees, from and against claims by third parties arising out of or based upon any action to be taken by J&J Services hereunder, except insofar as any such claim arises out of or is based upon HFC's negligent or willful misconduct. The "Indemnified Party" shall give the party from which indemnification is sought (the "Indemnifying Party") prompt notice of any claim with respect to which such Indemnified Party seeks indemnification. The Indemnified Party allow the Indemnifying Party to control the defense and/or settlement of such claim (except to the extent that such settlement shall materially adversely affect the Indemnified Party's interest, in which case the Indemnifying Party shall obtain the Indemnified Party's consent to such settlement) and shall cooperate to the extent reasonable with the Indemnifying Party in all matters related thereto. The indemnity obligations set forth herein shall survive the termination of this Agreement.

7.2 At all times during the term of this Agreement, HFC shall maintain, with financially responsible carriers, the following insurance, which shall not be cancelable on less than 30 days notice to J&J Services, and under all of which such insurance except for workers compensation and employers liability coverage subrogation shall be waived by all applicable carriers, and under all of which such insurance except workers compensation and employers liability coverage J&J Services shall be named an additional insured:

i. Commercial General Liability, including contractual liability coverage, with a per occurrence limit of not less than $1,000,000, provided that this requirement may be made either through insurance or self-insurance;

ii. Worker's Compensation and Occupational Disease coverage as statutorily required, and Employers Liability coverage with a per occurrence limit of not less than $500,000;

iii. Incidental Professional coverage with a per occurrence limit of not less than $1,000,000.00;

iv. Automobile Liability coverage, covering all motor vehicles owned, hired, or used in the performance of this Agreement with a per occurrence limit of not less than $1,000,000.

8.       Work Environment Policy

It is the policy of HFC and J&J Services to provide a work environment free of harassment, either physical or verbal, including, but not limited to, sexual, racial, ethnic, age-related, and other areas prohibited by law. The parties shall communicate this policy to their respective employees, agents and representatives.

9.       Notices

Any notice, demand, waiver, consent, approval or other communication given in connection with this Agreement shall be in writing and shall be deemed given only if delivered personally or sent by postage prepaid registered or certified mail (return receipt requested), by recognized overnight courier or by confirmed facsimile to the address or facsimile number of the recipient as set forth below or as changed by notice given hereunder. Notices or communications shall be effective when properly delivered:

if to HFC:                 Health Fitness Corporation
                           3600 West 80th Street
                           Suite 560
                           Minneapolis, MN  55431

                           Attention:  ________________________
                           Facsimile No:  _____________________

if to J&J Services:        ________________
                           ___________________
                           _____________
                           __________, _____________ _______
                           Attention:  ________________________
                           Facsimile No.:  _____________________

10.      Dispute Resolution

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York and the arbitrator shall apply the substantive law of the State of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall not award any party punitive or consequential damages, and each party hereby irrevocably waives any right to seek such damages in arbitration or in judicial proceedings. The parties agree to complete all arbitration proceedings within six (6) months of the initiation of the arbitration.

11.      Change of Law

If any governmental entity shall enact or amend a law or adopt or amend a regulation, or if any governmental entity or court of competent jurisdiction shall adopt or amend an interpretation of a law or regulation that has the effect of (a) prohibiting any right or obligation of a party under this Agreement, or (b) making any such right materially less valuable or any such obligation materially more burdensome to a party, then such party may upon notice to the other party terminate immediately such right or obligation in the geographical area to which such law, regulation or interpretation applies.

12.      Assignment

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, but except as provided below, this Agreement shall not be assignable by either party without the prior written consent of the other party. Upon written notice, either party may assign this Agreement to any majority-owned subsidiary of the party or to any entity that acquires all or substantially all of the stock or assets of the party.

13.      Force Majeure

Noncompliance with any obligation under this Agreement for reasons of force majeure (such as acts, regulations or laws of any government; war or civil commotion or destruction of production facilities or materials; fire, earthquake or storm; labor disturbances; failure of public utilities or common carriers; and any other causes beyond the reasonable control of the party affected) shall not constitute a breach of this Agreement.

14.      Agreement

14.1 The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2 This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to constitute only one agreement.

14.3 To the extent either of the parties utilizes purchase order and/or shipping documents in connection with this Agreement which contain any terms inconsistent with the terms of this Agreement, such inconsistent terms in the purchase order and/or shipping documents shall not be applicable and the terms of this Agreement shall govern.

14.4 This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not otherwise be amended or modified except by written instrument duly executed by each party. Any and all previous agreements and understandings, whether written or oral, between the parties regarding the subject matter of this Agreement are superseded by this Agreement.

         In Witness Whereof, the parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date written above.

HEALTH FITNESS CORPORATION

By _________________________________
     Printed Name & Title

JOHNSON & JOHNSON SERVICES, INC.

By _________________________________
     Printed Name & Title

                                  EXHIBIT 13(c)

                                     FORM OF

                       LICENSE AGREEMENT FOR OFFICE SPACE

                  This Agreement is made as of the day of , 2003, by and between Johnson & Johnson Health Care Systems Inc., a New Jersey corporation having principal offices at 425 Hoes Lane, Piscataway, NJ 08855 (the "Company"), and Health Fitness Corporation, a Minnesota corporation having principal offices at 3600 West 80th Street, Suite 560, Minneapolis, MN 55431 (the "Licensee").

                  WHEREAS, the Company and the Licensee are parties to an Asset Purchase Agreement (the "Purchase Agreement") dated as of August [_______], 2003 pursuant to which the Company has, on the date hereof, sold to the Licensee assets used in the Company's Health & Fitness Services business (the "Business"); and

                  WHEREAS, The Purchase Agreement contemplates that the Company and the Licensee will enter into a license agreement pursuant to which the Licensee will have the right to use certain office space subleased by the Company pursuant to that certain Sublease Agreement dated as of November 11, 2002 (the "Sublease") by and between the Company and Opencom Systems, Inc. ("Sublessor");

                  NOW, THEREFORE, in consideration of the mutual agreements expressed herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1.       LICENSE.

                           (a) The Company does hereby grant to the Licensee a
                  license to use approximately 1,500 square feet of contiguous office space at 377 Hoes Lane, Piscataway, New Jersey, where the Business is currently located ("the Premises"), which space is more specifically described on Exhibit A attached hereto. Such license shall be irrevocable until the expiration or termination of this Agreement. The Licensee acknowledges and agrees that the Premises are being provided to it "AS IS", and the Company makes no representation or warranty, express or implied, including without limitation, any warranty of habitability, to the Licensee, its customers or any other party, regarding the Premises. The Company also agrees to provide to the Licensee, within the Premises, (a) the office furniture listed on Exhibit B attached hereto (the "Furniture"), (b) the following utilities: ambient heat, ventilation and air conditioning; water; electricity; and telephone (collectively, the "Utilities"), and (c) cleaning services substantially similar to the cleaning services received by the Company with respect to other parts of the building of which the Premises are a part (the "Building").

                           The Licensee's access to the Premises shall be
                  subject to the Licensee's compliance with the security rules of the Company, Sublessor and Piscataway Centre Associates, L.P., as owner of the Building ("Owner").

                           Licensee and its employees, agents and guests shall
                  be entitled to use the Common Areas in common with the Company and any other tenants in the Building, subject to compliance with the rules of Owner, Sublessor and the Company pertaining to such Common Areas. "Common Areas" means all automobile parking areas, pedestrian sidewalks, entrances and exits to the Building, interior stairways and elevators, hallways, bathrooms, kitchen facilities and other areas and improvements provided by Owner for general use, in common, by the Company and any other tenants of the Building.

                           (b) In exchange for the use of the Premises and the
                  Utilities, the Licensee shall pay to the Company a fee of $3,000 per month (the "License Fee"), which License Fee shall be payable in advance on or before the first business day of each month. In addition to the License Fee, the Licensee shall pay for its own telephone usage charges.

         2.       USE OF THE PREMISES.

                           The Licensee agrees to use the Premises solely for
                  the purpose of conducting the Business in accordance with all applicable laws.

                           The Licensee recognizes that the Building is a modern
                  first class office building and, as a further inducement to the Company to enter into this Agreement, covenants and agrees that the Licensee business to be conducted at, through and from the Premises and the maintenance thereof by the Licensee staff will be in conformity, in all material respects, with the standards of a modern first class office building. The operating and advertising employed in furtherance of the Licensee business will be dignified and in conformity, in all material respects, with the standards of a modern first class office building. The Company acknowledges that Licensee's use of the Premises in a manner substantially similar, in all material respects, to the manner in which the Company used the Premises in its operation of the Business will be deemed to be in conformity with Licensee's obligations under this paragraph.

                           The Licensee specifically represents and covenants
                  that it shall not store any hazardous material, or allow any contamination of the Premises as a result of the Licensee's operation and in the event of any such contamination will be responsible for all costs of remediation or cleanup associated with any contamination caused as a result of the Licensee's use of the Premises.

                           The Licensee shall not make any changes to the
                  Premises, whether they be structural, electrical, or affecting any of the mechanical systems applicable thereto without it first obtaining the prior written consent of the Company. Notwithstanding the foregoing, the Licensee may make minor, reasonable modifications and repairs to the Premises with the prior written consent of the Company, which will not be unreasonably withheld.

                           The Company's employees and agents, and those of
                  Owner and Sublessor, will have access to the Premises as necessary or convenient for purposes of maintaining the security of the Company's facilities, and for purposes of cleaning or maintaining the Premises if the Company has requested or agreed to provide such services. Notwithstanding the foregoing, the Company acknowledges that the Premises may contain cash and/or other financial instruments as well as important and/or sensitive records and other documents, all of which may be secured in safes, strongboxes, cabinets, drawers or similar containers having their own security systems, locks, codes, etc. The Company acknowledges that the Licensee need not provide the Company with the security codes, lock combinations, keys, etc. to such containers.

                           Licensee agrees that its rights and obligations
                  hereunder shall be subject to the provisions of the Sublease and the Lease dated as of December 29, 1995 between Sublessor and Owner, as amended by a Lease Modification and Extension Agreement dated June 15, 1998 (as so amended, the "Lease") and Owner's written consent, dated October 31, 2002, to the Sublease. Licensee further agrees not to do anything that would constitute a default under the Lease or the Sublease.

         3.       RELATIONSHIP.

                           The relationship between the parties shall be that of
                  licensor and licensee with the Company as the licensor and the Licensee as the licensee.

                           The Company shall exercise no supervision over the
                  Licensee's mode and manner of operation. The Licensee and its employees shall not be deemed to be employees or agents of the Company. It is understood that the Licensee is an independent contractor for all purposes and at all times. It is agreed that nothing contained in this Agreement shall be deemed or construed as creating a partnership, joint venture, or the relationship of landlord and tenant between Johnson & Johnson or the Company and the Licensee.

         4.       TERM AND TERMINATION.

                           This Agreement shall have a term of one year from the
                  date hereof unless earlier terminated as provided below. Notwithstanding the foregoing, this Agreement may be terminated prior to the end of its term (or any renewal or extension thereof) upon the following terms and conditions:

                  a. With Cause. Either party shall have the right to immediately terminate this Agreement if the other party fails to cure any material defect in the performance of its obligations as set forth in this Agreement within thirty (30) days of written notice thereof.

                  b. Destruction of Premises. Either the Company or Licensee may terminate this Agreement immediately upon written notice to the other if the Premises are either completely or substantially destroyed and such destruction is not caused by the party seeking to terminate this Agreement.

         The termination of this Agreement shall not affect the responsibility of the parties for transactions or obligations incurred prior to the termination of this Agreement.

         5.       INSURANCE.

                  The Licensee will, at its own cost and expense, obtain and maintain in full force and effect during the term of this Agreement:

                  a. Fidelity bond coverage reasonably acceptable to the Company in an amount of not less than $5 million;

                  b. Worker's compensation insurance in accordance with the statutory requirements of the state of New Jersey;

                  c. Employer's liability insurance with a minimum limit of $500,000.00;

                  d. Comprehensive general liability insurance for bodily injury and property damage, including contractual liability and broad form property damage, with limits of at least $5 million combined single limit for personal injury and property damage for each occurrence.

                  The Licensee shall provide insurance certificates to confirm the foregoing to the Company and shall designate the Company as an additional insured. All such insurance must be primary and required to respond and pay prior to any other available coverage. Each insurance policy obtained by the Licensee pursuant to this section will provide that thirty (30) days prior written notice of cancellation of, or material change to, the insurance will be given to the Company.

                  The Licensee and the Licensee's subcontractors shall furnish, prior to the start of work, certification or adequate proof of the foregoing insurance, including copies of the endorsements and insurance policies.

                  The Licensee acknowledges that it is familiar with the manner in which the Company, Sublessor and Owner maintain and secure the Premises and the facilities within which the Premises are located, and the Licensee hereby assumes all risks in connection with its use of the Premises, including without limitation all risk of loss (whether by fire, theft, casualty or otherwise) with respect to the Licensee's property located therein and within such facilities. The Licensee further agrees that the Company shall have no liability to the Licensee for any loss of or damage to such property, and the Licensee shall look only to its insurer and not to the Company for payment in respect of any such loss or damage. Notwithstanding the foregoing, this paragraph shall not apply to the extent that any loss or damage results from the Company's negligence or willful misconduct; provided that the Company's liability with respect to its negligence shall be limited to the amount of the License Fee.

         6.       INDEMNIFICATION.

                  The Licensee agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, employees and agents from and against any and all claims, losses, liability or expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") to the extent arising out of, or to the extent resulting from, the Licensee's (a) breach of any of its obligations under this Agreement, (b) negligence and/or willful misconduct with respect to its performance under this Agreement or (c) occupation of, or acts or omissions on or about, the Building, including without limitation (i) the conduct or management of any business, and any work done or condition created, by the Licensee, its employees, agents or contractors and (ii) all acts and omissions of the Licensee's employees, agents, contractors or invitees. This paragraph shall not apply to any Losses to the extent they resulted from the Company's negligence or willful misconduct.

                  The Company agrees to indemnify and hold harmless the Licensee, its Affiliates and their respective officers, directors, employees and agents from and against any and all Losses to the extent arising out of, or to the extent resulting from, the Company's (a) breach of any of its obligations under this Agreement, or (b) negligence and/or willful misconduct with respect to its performance under this Agreement; provided that the Company's indemnity obligations hereunder shall be limited to the amount of the License Fee, except to the extent such Losses resulted from the Company's willful misconduct. This paragraph shall not apply to any Losses to the extent they resulted from the Licensee's negligence or willful misconduct.

7.       CONFIDENTIALITY.

                  Any confidential information including specifications, drawings, sketches, product information, samples, data, computer programs, reports, work, work product, documentation or other technical or business information ("Confidential Information") furnished or disclosed by either party (the "Disclosing Party") to the other party (the "Recipient") or to which the Recipient may have access as a result of the transactions contemplated by this Agreement is the property of and shall be deemed confidential to the Disclosing Party, and shall not be copied or distributed by the Recipient and shall be returned to the Disclosing Party at the expiration or earlier termination of this Agreement, or shall be destroyed if the Disclosing Party shall so direct in writing. Unless such Confidential Information was previously known to the Recipient free of any obligation to keep it confidential, or is subsequently made public by the Disclosing Party or by a third party having a legal right to make such disclosure, it shall be held in confidence by the Recipient, shall be used only for the purposes hereunder, and may be used for other purposes only upon such terms and conditions as may be mutually agreed upon in writing by the parties.

8.       ASSIGNMENT.

                  This Agreement may not be assigned by the Licensee, nor may the Licensee's obligations hereunder be subcontracted or delegated without the Company's prior written consent, which the Company may withhold in its sole discretion. Any purported assignment hereof or delegation of services or assignment of rights by the Licensee under this Agreement without such written consent shall be void.

                  No legal representative, successor, receiver or trustee of the Licensee, and no other person, firm or corporation shall acquire or succeed to the rights of the Licensee in this Agreement or to any rights under this Agreement, either by purported assignment, operation of law, devolution or otherwise, except with the prior written consent of the Company, which consent the Company may withhold in its sole discretion.

9.       SUBSTITUTE PREMISES.

                  The Company may, at its option and expense, but only once during the term of this Agreement, elect by sixty (60) days written notice to the Licensee to substitute for all of the Premises, other office space in a building owned or leased by the Company within five miles of the Building (the "Substitute Premises"). The Substitute Premises shall be located in a modern first class office building and shall be substantially similar to the Premises. The Licensee shall vacate and surrender the Premises and shall occupy the Substitute Premises promptly after the Substitute Premises are ready for occupancy.

10.      MISCELLANEOUS PROVISIONS.

                  a. Notice. All notifications, letters, and other correspondence issued by a party to the other party hereunder shall be addressed as follows:

                 IF TO THE COMPANY:   Johnson & Johnson Health Care Systems Inc.
                                      425 Hoes Lane
                                      Piscataway, NJ 08855
                                      Attention: David Carberry

                    WITH A COPY TO:   Johnson & Johnson
                                      Office of General Counsel
                                      One Johnson & Johnson Plaza
                                      New Brunswick, NJ 08933
                                      Attention: Michael Coughlin

                IF TO THE LICENSEE:   Health Fitness Corporation
                                      3600 West 80th Street, Suite 560
                                      Minneapolis, MN 55431
                                      Attention: Jerry Noyce

                  b. Amendments. This Agreement cannot be amended except in a writing executed by both parties.

                  c. Severability. If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected, but shall be valid and enforceable. If any of the terms and provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

                  d. Force Majeure. Neither party to this Agreement shall be liable for delays or failure of performance caused by events unforeseeable and beyond its reasonable control. When one party claims excuse under this section, it must give written notice to the other party.

                  e. Non-Waiver. The failure of either party at any time to enforce any rights or remedies available to it under this Agreement with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

                  f. Survival of Obligations. The obligations of the parties under this Agreement that by their nature continue beyond the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

                  g. Captions. The captions in this Agreement are included for convenience only and shall not be construed to define or limit any of the provisions contained herein.

                  h. Interpretation of this Agreement. In the event of any dispute concerning the interpretation of any of the terms and provisions of this Agreement, the fact that this Agreement was drafted by one of the parties shall not be considered.

                  i. Definitions. All capitalized terms used by not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

                  j. Integration. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. Accordingly, this Agreement supersedes all previous undertakings, agreements and representations between the parties, written or oral, with respect to the subject matter hereof.

                  k. Choice of Law/Dispute Resolution. The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey applicable to contracts executed and to be performed in that State. All disputes between the parties arising out of or relating to this Agreement or the validity, inducement, or breach thereof shall be resolved pursuant to Section 16(j) of the Purchase Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the date first written above:

                                      JOHNSON & JOHNSON HEALTH CARE
                                      SYSTEMS INC.

                                      By:______________________________
                                               David P. Carberry
                                               Vice President, Finance

                                      HEALTH FITNESS CORPORATION

                                      By:______________________________
                                               Jerry V. Noyce
                                               President and CEO